                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              KOGER EQUITY, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                               KOGER EQUITY, INC.
                          8880 FREEDOM CROSSING TRAIL
                          JACKSONVILLE, FLORIDA 32256
                                 (904) 732-1000

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:  Thursday, May 18, 2000
Time:  11:00 a.m.
Place: Jacksonville Marriott Hotel
       4670 Salisbury Road
       Jacksonville, Florida

Dear Shareholder:

     At our Annual Meeting, we will ask you:

          1. To elect a board of nine (9) directors to serve for the ensuing year or until their respective successors are elected and qualified;

          2. To approve the amendment to the Koger Equity, Inc. Articles of Incorporation;

          3. To approve the Koger Equity, Inc. 1998 Equity and Cash Incentive Plan, as Amended and Restated; and

          4. To transact any other business that may properly be presented at the Annual Meeting.

     If you were a shareholder of record at the close of business on March 10, 2000, you may vote at the Annual Meeting.

     A copy of the Koger Equity, Inc. Annual Report for the year ended December 31, 1999, which reports financial and other information, is enclosed.

     You are asked to mark, date sign and return the enclosed proxy. An envelope is enclosed for your convenience. No postage is required if mailed in the United States.

                                  By order of the Board of Directors
                                  W. Lawrence Jenkins
                                  Secretary

April 18, 2000

                               KOGER EQUITY, INC.
                          8880 FREEDOM CROSSING TRAIL
                          JACKSONVILLE, FLORIDA 32256
                                 (904) 732-1000

                             ---------------------

                                PROXY STATEMENT
                                 APRIL 18, 2000

                             ---------------------

                                  INTRODUCTION

     We sent you this Proxy Statement and the enclosed proxy card because Koger Equity's Board of Directors is soliciting your proxy to vote at the 2000 Annual Meeting of Shareholders. This Proxy Statement summarizes the information you need to know to vote intelligently at the Annual Meeting. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card. In this Proxy Statement, Koger Equity, Inc., is generally referred to as either "Koger Equity" or the "Company."

     We will begin sending this Proxy Statement, the attached Notice of Annual Meeting and the enclosed proxy card on April 18, 2000, to all shareholders entitled to vote. Only those shareholders who owned Koger Equity common stock at the close of business on March 10, 2000, are entitled to vote. On this record date, there were 26,786,191 shares of Koger Equity common stock outstanding. Koger Equity common stock is our only class of voting stock outstanding. We are also sending along with this Proxy Statement, the Koger Equity 1999 Annual Report, which includes our financial statements.

     Each share of Koger Equity common stock that you own entitles you to one vote. The proxy card indicates the number of shares of Koger Equity common stock that you own. In this Proxy Statement, Koger Equity common stock is sometimes referred to as the "Shares."

VOTE BY PROXY

     Whether you plan to attend the Annual Meeting or not, we urge you to complete, sign and date the enclosed proxy card and to return it promptly in the envelope provided. Returning the proxy card will not affect your right to attend the Annual Meeting and vote.

     If you properly fill in your proxy card and send it to us in time to vote, your "proxy" (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the Board as follows:

     - "FOR" the election of all nine nominees for director of the Company, and

     - "FOR" the amendment to the Koger Equity Articles of Incorporation, and

     - "FOR" the amendment to the Koger Equity 1998 Equity and Cash Incentive Plan.

     If any other matter is presented, your proxy will vote in accordance with his best judgment. At the time this Proxy Statement went to press, we knew of no other matters to be acted on at the Annual Meeting, other than those discussed in this Proxy Statement.

TO REVOKE A PROXY

     If you give a proxy, you may revoke it at any time before it is exercised. You may revoke your proxy in any one of three ways:

          (1) You may send in another proxy with a later date.

          (2) You may notify Koger Equity's Corporate Secretary in writing before the Annual Meeting that you have revoked your proxy.

          (3) You may vote in person at the Annual Meeting.

TO VOTE IN PERSON

     If you plan to attend the Annual Meeting and wish to vote in person, we will give you a ballot when you arrive. You will complete the ballot at that time and return it to the Inspectors of Election at the door. However, if your shares are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee indicating that you are the beneficial owner of the shares on March 10, 2000, the record date for voting.

                            MATTERS TO BE CONSIDERED

PROPOSAL 1:  ELECT NINE DIRECTORS

     The nine nominees for director who receive the most votes will be elected. So, if you do not vote for a particular nominee, or you indicate, "withhold authority to vote" for a particular nominee on your proxy card, your vote will not count either "for" or "against" the nominee.

PROPOSAL 2:  APPROVAL OF THE AMENDMENT TO THE KOGER EQUITY, INC. ARTICLES OF
             INCORPORATION


     The affirmative vote of a majority of the outstanding shares of common stock represented at the Annual Meeting either in person or by Proxy is required to approve the amendment to our Articles of Incorporation.


PROPOSAL 3:  APPROVAL OF THE AMENDMENTS TO THE KOGER EQUITY, INC. 1998 EQUITY
             AND CASH INCENTIVE PLAN

     The affirmative vote of a majority of the outstanding shares of common stock represented at the Annual Meeting either in person or by Proxy is required to approve the amendments to our 1998 Equity and Cash Incentive Plan.

BROKER VOTES


     Under the rules of the New York Stock Exchange, if your broker holds your shares in its name, the broker will be entitled to vote your shares on Proposals 1, 2 and 3 even if it does not receive instructions from you. If your broker receives instructions from you, it must vote as instructed by you.


CONFIDENTIAL VOTING


     We keep all the proxies, ballots and voting tabulations private as a matter of practice. We only let our Inspectors of Election, representatives of Norwest Bank, and certain employees of our independent tabulating agent, Morrow & Company, examine these documents. We will not disclose your vote to management unless it is necessary to meet legal requirements. We will, however, forward to management any written comments you make, on the proxy card or elsewhere.

                DISCUSSION OF PROPOSALS RECOMMENDED BY THE BOARD

PROPOSAL 1:  ELECT NINE DIRECTORS

     The Board has nominated nine directors for election at the Annual Meeting. Each nominee is currently serving as one of our directors. If you re-elect them, they will hold office until the next annual meeting and until their successors have been elected and qualified.

     We know of no reason why any nominee may be unable to serve as director. If any nominee is unable to serve, your proxy may vote for another nominee proposed by the Board, or the Board may reduce the number of directors to be elected. If any director resigns, dies or is otherwise unable to serve out his term, or the Board increases the number of directors, the Board may fill the vacancy until the next Annual Meeting of Shareholders.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE FOLLOWING NOMINEES.

                                         PRINCIPAL OCCUPATIONS              YEAR FIRST
                                      DURING THE FIVE-YEAR PERIOD            BECAME A
NAME                                  ENDED ON DECEMBER 31, 1999             DIRECTOR        AGE
----                                  ---------------------------           ----------       ---
D. Pike Aloian(2).............  Currently serves as a Director of Koger        1993          44
                                Equity. Mr. Aloian is also the Managing
                                Director of Rothschild Realty Inc. (a
                                real estate investment management and
                                advisory service firm); and a Director
                                of Charter Oak Group, Ltd. (a privately
                                held owner and developer of factory
                                outlet and retail properties). Mr.
                                Aloian is also a Director of Angeles
                                Corporation (a holder of loans to and
                                equity investments in residential real
                                estate); and a Director of Merritt
                                Properties, LLC (a privately held owner
                                and developer of light industrial
                                buildings).
Benjamin C. Bishop, Jr.(1)....  Currently serves as a Director of Koger        1991          67
                                Equity. Mr. Bishop is the Chairman of
                                the Board of Allen C. Ewing & Co. (an
                                investment banking company). He is a
                                former Director of Grubb & Ellis
                                Company (a national commercial real
                                estate brokerage company); a former
                                Trustee of GMR Properties (a real
                                estate investment trust); and a former
                                Director of Cousins Properties, Inc. (a
                                real estate investment trust).

                                         PRINCIPAL OCCUPATIONS              YEAR FIRST
                                      DURING THE FIVE-YEAR PERIOD            BECAME A
NAME                                  ENDED ON DECEMBER 31, 1999             DIRECTOR        AGE
----                                  ---------------------------           ----------       ---
Thomas J. Crocker.............  Currently serves as the Chief Executive  February 17, 2000   46
                                Officer (since March 1 ,2000) and a
                                Director of Koger Equity. Mr. Crocker
                                previously held the position of Chief
                                Executive Officer of Crocker Realty
                                Trust, Inc. (a private real estate
                                investment trust), and Chief Executive
                                Officer of Crocker & Associates, L. P.
                                (a private real estate limited
                                partnership). Mr. Crocker is the former
                                Chairman and Chief Executive Officer of
                                Crocker Realty Trust, Inc., (a public
                                real estate investment trust) and
                                previously served as the Chairman and
                                Chief Executive Officer of Crocker
                                Realty Investors, Inc. (a public real
                                estate investment trust). Mr. Crocker
                                is the former Chief Executive Officer
                                of Crocker & Sons, Inc. (a private real
                                estate company).
David B. Hiley................  Currently serves as a Director of Koger        1993          61
                                Equity. Previously served as the
                                Executive Vice President and Chief
                                Financial Officer (from April 1, 1998
                                to March 1, 2000). Mr. Hiley was
                                formerly a financial consultant; former
                                Managing Director of Berkshire Capital
                                Corporation (an investment banking
                                services firm); Director and former
                                Senior Executive Vice President of
                                Thomson McKinnon Securities, Inc. (a
                                securities broker-dealer); consultant,
                                Director and former Executive Vice
                                President of Thomson McKinnon, Inc. (a
                                financial services holding company);
                                and former Director of Newcity
                                Communications, Inc. (a communications
                                firm).
Victor A. Hughes, Jr..........  Currently serves as Chairman of the            1992          63
                                Board
                                of Directors of Koger Equity, Inc. and
                                previously served as the Chief
                                Executive Officer (until March 1,
                                2000). Mr. Hughes also is the former
                                President, Chief Financial Officer,
                                Senior Vice President and Assistant
                                Secretary of Koger Equity, Inc.

                                         PRINCIPAL OCCUPATIONS              YEAR FIRST
                                      DURING THE FIVE-YEAR PERIOD            BECAME A
NAME                                  ENDED ON DECEMBER 31, 1999             DIRECTOR        AGE
----                                  ---------------------------           ----------       ---
John R. S. Jacobsson(2).......  Currently serves as a Director of Koger        1997          30
                                Equity, and is the Partner responsible
                                for investments at Apollo Real Estate
                                Funds (manager of four real estate
                                investment funds). Mr. Jacobsson is
                                also a Director of Metropolis Realty
                                Trust, Inc. (owner of high rise office
                                buildings) and a Director of Roland
                                International, Inc. (a land development
                                company); and a Director of Oasis Car
                                Wash, Inc. (a car care company).
Lee S. Neibart (1)............  Currently serves as a Director of Koger        1996          48
                                Equity. Mr. Neibart is also Partner in
                                charge of the day-to-day operation of
                                the Apollo Real Estate Funds. (manager
                                of four real estate investment funds);
                                and a Director of Wyndham International
                                (a major hotel company); former
                                Executive Vice President and Chief
                                Operating Officer of the Robert Martin
                                Company (a real estate development and
                                management firm); Director of Atlantic
                                Gulf Communities Corporation (a land
                                development company); Director of
                                Meadowbrook Golf Group, Inc. (a golf
                                management company); Director and
                                President of Metropolis Realty Trust,
                                Inc. (owner of high rise office
                                buildings); Director of NextHealth,
                                Inc. (operator of wellness and spa
                                facilities) and Director of Roland
                                International, Inc. (a land development
                                company).
George F. Staudter(1)(2)......  Currently serves as a Director of Koger        1993          67
                                Equity. Mr. Staudter is a managerial
                                and financial consultant; Director of
                                T. D. Waterhouse Family of Funds, Inc.
                                (a family of mutual funds); former
                                Director of Waterhouse Investor
                                Services, Inc. (a securities
                                broker-dealer); former President, Chief
                                Executive Officer and Director of
                                Family Steak Houses of Florida, Inc. (a
                                restaurant chain).

                                         PRINCIPAL OCCUPATIONS              YEAR FIRST
                                      DURING THE FIVE-YEAR PERIOD            BECAME A
NAME                                  ENDED ON DECEMBER 31, 1999             DIRECTOR        AGE
----                                  ---------------------------           ----------       ---
James C. Teagle...............  Currently serves as a Director,                1996          58
                                President and Chief Operating Officer
                                of Koger Equity, Inc.; and Director,
                                President and Chief Operating Officer
                                of Koger Realty Services, Inc. (a Koger
                                Equity, Inc. related entity and manager
                                of office properties in six markets).
                                Mr. Teagle is the former Executive Vice
                                President, Senior Vice President and
                                Vice President of Koger Equity, Inc.

---------------

(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

PROPOSAL 2:  APPROVE AMENDMENT TO THE KOGER EQUITY, INC. ARTICLES OF
             INCORPORATION

     As a condition to the Company's Shares being admitted to trading on the New York Stock Exchange, which began on March 9, 2000, the Exchange required the Company to agree to amend at its next annual meeting of shareholders its Articles of Incorporation to state that nothing in its Articles of Incorporation would preclude the settlement of any transaction entered into through the facilities of the New York Stock Exchange. Therefore, Section (D) of Article V of the Koger Equity Amended and Restated Articles of Incorporation is proposed to be amended by adding a subsection 10 which reads as follows:

        While nothing contained herein shall in any way limit the powers of the Board of Directors, neither the exercise of such power nor the provisions of subsections 5. and/or 8. of this Section (D) shall preclude the settlement of any transaction entered into through the facilities of the New York Stock Exchange.

     Section (D) of Article V sets forth restrictions on transfer of the Company's Common Stock and the Company's right to redeem Shares for the primary purpose of the Company being able to maintain its qualification as a real estate investment trust under the Internal Revenue Code of 1986. The above amendment required by the New York Stock Exchange should have no effect on the Company's ability to maintain that qualification.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE AMENDMENT TO THE ARTICLES OF INCORPORATION.

PROPOSAL 3:  APPROVE THE KOGER EQUITY, INC. 1998 EQUITY AND CASH INCENTIVE PLAN,
             AS AMENDED AND RESTATED


     On March 10, 1998, the Company's Board of Directors adopted, subject to shareholder approval, the Company's 1998 Equity and Cash Incentive Plan, which provided for the issuance of up to 1,000,000 Shares pursuant to awards thereunder. This plan was approved by shareholders on May 19, 1998. All of the 1,000,000 Shares which were available for awards under this plan have been awarded. The amendment which was adopted by the Company's Board of Directors on March 29, 2000, subject to shareholder approval would permit, if approved, the issuance of an additional 1,000,000 Shares for awards under this plan. Currently, the 1998 Equity and Cash Incentive Plan provides for the payment of performance awards based upon a performance goal for calendar years 2004 and thereafter to be conditioned upon re-approval by the Company's shareholders no later than the first meeting of shareholders in 2003. With the approval of the amendment, such re-approval will now be required no later than the first meeting of shareholders in 2005. Attached, as Exhibit A to this Proxy Statement, is the full text of the 1998 Equity and Cash Incentive Plan as Amended and Restated (the "1998 Incentive Plan").

     The purpose of the 1998 Incentive Plan has been, and continues to be, the advancement of the interests of the Company and its subsidiaries by enhancing their ability to attract and retain employees and other persons or entities who are in a position to make significant contributions to the success of the Company and its subsidiaries, and to reward participants for such contributions through ownership of Shares and cash incentives. The 1998 Incentive Plan is intended to accomplish these goals by enabling the Company to grant awards in the form of options, stock appreciation rights, restricted stock, unrestricted stock, deferred stock, or performance awards either in cash or stock (the "Awards").


GENERAL

     The 1998 Incentive Plan is administered by a committee of the Board of Directors designated for such purposes consisting of at least two directors (the "Committee") who will be "non-employee directors" as defined under the Securities Exchange Act of 1934 and "outside directors" as defined in the Internal Revenue Code of 1986 (the "Code"). Under the 1998 Incentive Plan, the Committee may grant stock options, stock appreciation rights, restricted stock, unrestricted stock, deferred stock and performance Awards (in cash or stock), or combinations thereof, and may waive the terms and conditions of any award. A total of 1,000,000 Shares were initially reserved for issuance under the 1998 Incentive Plan. The amendment would provide for an additional reserve of 1,000,000 Shares for issuance under this plan. The Committee has the authority, among other things, to waive compliance by a holder of an Award with any obligations imposed under the Award, waive any terms or conditions of an Award, and amend or cancel an existing Award in whole or in part, and if an Award is canceled, grant another Award in its place on terms and conditions determined by the Committee.

     Awards under the 1998 Incentive Plan may also include provision for the payment of dividend equivalents with respect to shares subject to Awards. Employees of the Company and its subsidiaries and other persons or entities, including, but not limited to, directors of the Company, who are in a position to make a significant contribution to the success of the Company, are eligible to receive Awards under the 1998 Incentive Plan.

     Section 162(m) of the Code places annual limitations on the deductibility by public companies of annual compensation in excess of $1,000,000 paid to any of the chief executive officer and the other four most highly compensated officers, unless, among other things, the compensation is performance-based. For compensation attributable to stock options and stock appreciation rights to qualify as performance-based, among other required events, the plan, under which the stock options or stock appreciation rights are granted, must state a maximum number of shares with respect to which options and rights may be granted to an individual during a specified period and must be approved by the company's shareholders. To comply with these requirements, the 1998 Incentive Plan provides that the maximum number of shares as to which Awards may be granted to any participant in any one calendar year is 250,000, and the 1998 Incentive Plan was, and this amendment is being, submitted for shareholder approval.

     Stock Options. The exercise price of an incentive stock option ("ISO") granted under the 1998 Incentive Plan or an option intended to qualify as performance-based compensation under Section 162(m) of the Code shall not be less than 100% of the fair market value of the Shares at the time of grant. Subject to the foregoing, the exercise price of options granted under the 1998 Incentive Plan is determined by the Committee. Options granted under the 1998 Incentive Plan will expire and terminate no later than 10 years from the date of grant. The exercise price may be paid in cash or check acceptable to the Company. Subject to certain additional limitations, the Committee may also permit the exercise price to be paid by tendering Shares, by delivering to the Company an undertaking by a broker, bank or other financial institution, acceptable to the Company, to deliver promptly sufficient funds to pay the exercise price, or a combination of the foregoing.

     Stock Appreciation Rights (SARs). Stock appreciation rights ("SARs") may be granted either alone or in tandem with stock option grants. Each SAR entitles the holder, upon exercise, to receive an amount in cash or Shares or a combination thereof (such form to be determined by the Committee) determined in whole or in part by reference to appreciation in the fair market value of a Share. SARs may be based solely on appreciation in the fair market value of the Shares or on a comparison of such appreciation with some other measure of market growth. The date as of which such appreciation or other measure is determined shall be the exercise date unless another date is specified by the Committee. If a SAR is granted in tandem with an option, the SAR will be exercisable only to the extent the option is exercisable. To the extent the option is exercised, the accompanying SAR will cease to be exercisable, and vice versa.

     Stock Awards; Deferred Stock. The 1998 Incentive Plan provides for Awards of nontransferable Shares of restricted stock subject to forfeiture ("Restricted Stock"), as well as for Awards of unrestricted Shares. Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable restricted period and the satisfaction of any other conditions or restrictions established by the Committee. Other Awards under the 1998 Incentive Plan may also be settled with Restricted Stock. The 1998 Incentive Plan also provides for deferred grants entitling the recipient to receive Shares in the future at such times and on such conditions as the Committee may specify.

     Performance Awards. The 1998 Incentive Plan provides for performance Awards entitling the recipient to receive cash or Shares following the attainment of performance goals determined by the Committee. Performance conditions and provisions for deferred stock may also be attached to other Awards under the 1998 Incentive Plan. In the case of any performance award intended to qualify for the performance-based remuneration exception described in Section 162(m) of the Code (an "Exempt Award"), the Committee will pre-establish specific performance goals in writing that are based upon any one or more of the following (determined on a consolidated, divisional, subsidiary, line of business or geographical basis or in combinations thereof): (i) sales; revenues; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation or amortization, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital or assets; inventory level or turns; one or more operating ratios; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; Share price; shareholder return; or any combination of the foregoing; or (ii) acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; recapitalizations, restructurings, financings (issuance of debt or equity) and refinancings; transactions that would constitute a change of control (as defined under the 1998 Incentive Plan); or any combination of the foregoing. Performance goals need not be based upon an increase, a positive or improved result or avoidance of loss. The maximum Exempt Award payable to an individual in respect of any performance goal for any year cannot exceed $2,500,000. Currently, the 1998 Incentive Plan provides that for the payment of performance Awards based upon a performance goal for calendar years 2004 and thereafter to be conditioned upon re-approval by the Company's shareholders no later than the first meeting of shareholders in 2003. With the approval of the amendment, such re-approval will be moved forward to the first shareholders' meeting in 2005.

     Loans and Supplemental Grants. The 1998 Incentive Plan provides that the Company may make loans to assist Participants with the purchase of Shares under the Plan and/or the payment of taxes due with respect to an Award. The Plan also provides that the Board may cause the Company to make supplemental cash Awards ("Supplemental Grants") to assist Participants with the payment of taxes relating to an Award and that Supplemental Grants may be made on a grossed-up basis.

     Termination. Except as otherwise provided by the Committee, (i) in the case of a participant's death, options and SARs become fully exercisable immediately without regard to any vesting requirements and may be exercised by the participant's executor, administrator or personal representative or the person to whom the option or SAR passes at death during a period of one year following such death (or for the remainder of their original term, if less),
(ii) in the case of retirement or disability, options and SARs may be exercised by the participant at any time in accordance with their original terms, except that in the case of disability, options and SARs will become fully exercisable without regard to any vesting requirements, (iii) in the case of termination for any reason, outstanding Awards of Restricted Stock must be transferred to the Company and deferred stock grants, performance Awards and Supplemental Awards to which a participant is not irrevocably entitled will be forfeited unless otherwise provided, and (iv) in the case of termination for reasons other than death, retirement or disability, options and SARs remain exercisable, to the extent they were exercisable immediately prior to termination, for three months (or for the remainder of their original term, if less), shares of Restricted Stock must be resold to the Company, and other Awards terminate, except as otherwise provided.

     In the case of a change of control as defined in the 1998 Incentive Plan except as provided by the Committee at the time of grant, all Awards pursuant to the plan shall immediately vest with options and SARs being immediately exercisable, Restricted Stock becoming unrestricted and performance Awards being fully due and payable to the participant. In the case of certain mergers, consolidations or other transactions in which the Company is acquired or is liquidated or otherwise ceases to exist, Awards payable in shares will then terminate.

     Amendment. The Committee may amend the 1998 Incentive Plan or any outstanding Award at any time or may at any time terminate the Plan, provided that no such amendment will, without the approval of the shareholders of the Company, effectuate a change for which shareholder approval is required in order for the 1998 Incentive Plan to continue to qualify for the award of ISOs under section 422 of the Code or for the Award of performance-based compensation under
Section 162(m) of the Code.

NEW PLAN BENEFIT

     The future benefits or amounts that would be received under the 1998 Incentive Plan by the executive officers, the non-executive officer directors and the non-executive officer employees are discretionary and are therefore not determinable at this time.

FEDERAL TAX EFFECTS

     The following discussion summarizes certain federal income tax consequences of the issuance and receipt of options under the 1998 Incentive Plan. The summary does not purport to cover federal employment tax or other federal tax consequences that may be associated with the 1998 Incentive Plan, nor does it cover state, local or non-U.S. taxes.

     Incentive Stock Options. In general, an optionee realizes no taxable income upon the grant or exercise of an ISO. However, the exercise of an ISO may result in an alternative minimum tax liability to the optionee. With certain exceptions, a disposition of Shares purchased under an ISO within two years from the date of grant or within one year after exercise produces ordinary income to the optionee (and a deduction to the Company) equal to the value of the Shares at the time of exercise less the exercise price. Any additional gain recognized in the disposition is treated as a capital gain for which the Company is not entitled to a deduction. If the optionee does not dispose of the Shares until after the expiration of these one- and two-year holding periods, any gain or loss recognized upon a subsequent sale is treated as a long-term capital gain or loss for which the Company is not entitled to a deduction.

     Nonstatutory (Non-ISO) Options. In general, in the case of a non-ISO, the optionee has no taxable income at the time of grant but realizes income in connection with exercise of the option in an amount equal to the excess (at the time of exercise) of the fair market value of the Shares acquired upon exercise over the exercise price; a corresponding deduction is available to the Company; and upon a subsequent sale or exchange of the Shares, appreciation or depreciation after the date of exercise is treated as capital gain or loss for which the Company is not entitled to a deduction.

     In general, an ISO that is exercised more than three months after termination of employment (other than termination by reason of death) is treated as a non-ISO. ISOs are also treated as non-ISOs to the extent they first become exercisable by an individual in any calendar year for Shares having a fair market value (determined as of the date of grant) in excess of $100,000.

     Under the so-called "golden parachute" provisions of the Code, the vesting or accelerated exercisability of Awards in connection with a change in control of the Company may be required to be valued and taken into account in determining whether participants have received compensatory payments, contingent on the change in control, in excess of certain limits. If these limits are exceeded, a substantial portion of amounts payable to the participant, including income recognized by reason of the grant, vesting or exercise of Awards under the 1998 Incentive Plan, may be subject to an additional 20% federal tax and may be nondeductible to the Company.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE KOGER EQUITY, INC. 1998 EQUITY AND CASH INCENTIVE PLAN, AS AMENDED AND RESTATED.


             INFORMATION ABOUT KOGER EQUITY COMMON STOCK OWNERSHIP


SHAREHOLDERS OWNING AT LEAST 5% OF KOGER EQUITY

     The following table shows, as of December 31, 1999, all persons we know to be "beneficial owners" of more than five percent of the Koger Equity common stock (1). This information is based on Schedule 13G reports filed with the Securities and Exchange Commission (the "SEC") by each of the firms listed in the table below. If you wish, you may obtain these reports from the SEC.

                                                                                   NUMBER OF SHARES
            NAME AND ADDRESS OF BENEFICIAL OWNER              PERCENT OF CLASS   OWNED BENEFICIALLY(1)
            ------------------------------------              ----------------   ---------------------
Apollo Real Estate
  Investment Fund II, L. P..................................        21.4%               5,733,771
  1301 Avenue of the Americas
  New York, NY 10019
Alliance Capital Management, Inc............................         9.3%               2,489,899(2)
  1290 Avenue of the Americas
  New York, NY 10104
Public Employees Retirement System..........................         7.9%               2,100,168
  277 East Town Street
  Columbus, Ohio 43215
EQSF Advisers Inc. et al....................................         5.5%               1,462,136
  767 Third Avenue
  New York, New York 10017

---------------

(1) "Beneficial ownership" is a technical term broadly defined by the SEC to mean more than ownership in the usual sense. So, for example, you "beneficially" own Koger Equity common stock not only if you hold it directly, but also if you indirectly (through a relationship, a position as a director or trustee, or a contract or understanding), have (or share) the power to vote the stock, or to sell it, or you have the right to acquire it within 60 days.

(2) Sole voting power as to 265,080 Shares; shared voting power as to 2,209,025 Shares; sole dispositive power as to 2,489,899 Shares and shared dispositive power as to 6,454 Shares.

STOCK OWNED BY DIRECTORS AND EXECUTIVE OFFICERS

     The following table shows, as of February 28, 2000, the Koger Equity common stock owned beneficially by Koger Equity directors and executive officers. All directors and executive officers as a group own beneficially 6.78% of the shares of Koger Equity common stock.

NAME OF BENEFICIAL OWNER                                      BENEFICIALLY OWNED   PERCENT OF CLASS
------------------------                                      ------------------   -----------------
Directors:
  D. Pike Aloian............................................         11,539               .04%(1)
  Benjamin C. Bishop, Jr....................................         31,177               .12%(1)
  Thomas J. Crocker.........................................        500,000              1.82%(2)
  David B. Hiley............................................        292,228              1.08%(3)
  Victor A. Hughes, Jr......................................        510,715              1.88%(4)
  John R. S. Jacobsson......................................          7,720               .03%(1)(5)
  Lee S. Neibart............................................          9,074               .03%(1)(5)
  George F. Staudter........................................         14,406               .05%(1)
  James C. Teagle...........................................        234,197               .86%(6)
Executive Officers:
  Robert N. Bridger.........................................         51,815               .19%(7)
  W. Lawrence Jenkins.......................................         52,404               .19%(8)
  James L. Stephens.........................................         49,115               .18%(9)
  Robert E. Onisko..........................................        150,000               .55%(2)
                                                                  ---------              ----
          Total Shares Held by All Executive Officers and
            Directors as a Group (13 persons)...............      1,914,389              6.78%(10)
                                                                  =========              ====


---------------

 (1) Includes 4,000 Shares which are subject to presently exercisable options.

 (2) Includes Shares which are subject to certain rights to acquire Shares granted by the Board of Directors on February 17, 2000. As to Mr. Crocker, includes 500,000 rights; as to Mr. Onisko, includes 150,000 rights. In conjunction with the Company's plan to repurchase up to 2.65 million Shares, the Board of Directors granted to Mr. Crocker the right to purchase up to 500,000 Shares and to Mr. Onisko, the right to purchase up to 150,000 Shares. These officers are entitled to make purchases of one Share of every three Shares purchased by the Company as part of this plan. The Shares may be purchased from the Company at the same time and for the same price as the Company purchases Shares. In addition, the Company will loan up to 75% of the purchase price for these Shares to Mr. Crocker and to Mr. Onisko. These loans will be collateralized by the Shares purchased and will be without recourse. The loan amount can not exceed 75% of the collateral value at any point in time. These loans will bear interest at 150 basis points over the applicable LIBOR rate.

 (3) Includes 129,000 Shares which are subject to presently exercisable options.

 (4) Includes 180,000 Shares which are subject to presently exercisable options.

 (5) Beneficial ownership excludes 5,733,771 shares of Common Stock of Koger Equity, Inc. (the "Issuer"), owned by Apollo Real Estate Investment Fund II, L.P. ("AREIF II") and AREIF II Realty Trust, Inc. ("ARTI"), a subsidiary of AREIF II. The general partner of AREIF II is Apollo Real Estate Advisors II, L.P. ("ARE Advisors II"). The general partner of ARE Advisors II is Apollo Real Estate Capital Advisors II, Inc. ("ARECA II"). Messrs. Jacobsson and Neibart are officers of ARECA II and limited partners of ARE Advisors II. Each of Messrs. Jacobsson and Neibart disclaim beneficial ownership of all securities owned by ARTI, AREIF II and any of their affiliates.

 (6) Includes 162,916 Shares which are subject to presently exercisable options.

 (7) Includes 21,801 Shares which are subject to presently exercisable options.

 (8) Includes 21,840 Shares which are subject to presently exercisable options.

 (9) Includes 22,416 Shares which are subject to presently exercisable options.

(10) Sole voting and dispositive power as to 1,914,389 Shares, and no shares with shared voting and dispositive power. Includes 557,973 Shares which are subject to presently exercisable options, or options which are exercisable within 60 days.

DIRECTORS, EXECUTIVE OFFICERS AND GREATER-THAN-10% SHAREHOLDERS COMPLIANCE WITH
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING IN 1999

     Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers, and greater-than-10% stockholders to file reports with the SEC and the New York Stock Exchange on changes in their beneficial ownership of Koger Equity common stock and to provide Koger Equity with copies of the reports. Based on our review of these reports and of certifications furnished to us, we believe that all of these reporting persons complied with their filing requirements for 1999.

               INFORMATION ABOUT DIRECTORS AND EXECUTIVE OFFICERS

THE BOARD OF DIRECTORS

     The Board of Directors oversees the business and affairs of Koger Equity and monitors the performance of management. In accordance with corporate governance principles, the Board does not involve itself in day-to-day operations. The directors keep themselves informed through discussions with the Chairman, other key executives and our principal external advisers (legal counsel, auditors, investment bankers and other consultants), by reading reports and other materials that we send them and by participating in Board and committee meetings.

     Each of the Directors attended at least 75% of the Board of Directors meetings and meetings held by Committees of the Board of Directors of which they were members, except Mr. Lee S. Neibart.

THE COMMITTEES OF THE BOARD

     The Audit Committee. The Audit Committee recommends the selection of the independent auditors to the Board, approves the scope of the annual audit by the independent auditors, reviews audit findings and accounting policies. The Committee meets privately, outside the presence of Koger Equity management, with both the independent auditors and the Company's internal auditors. The Audit Committee met two times in 1999 and members of the Audit Committee consulted with the officers of the Company, the Company's internal auditors and the independent auditors at various times throughout the year.


     The Compensation Committee. The Compensation Committee establishes and approves all elements of compensation for certain executive officers. Each year, as the SEC requires, the Committee reports to you on executive compensation. The Committee's Report on Executive Compensation for 1999 is printed below at pages 18 to 21. The Committee administers the Stock Option Plans and the 1998 Equity and Cash Incentive Plan and has sole authority for awards under the Plans, including timing, pricing and amount. The Committee also administers Koger Equity's Supplemental Executive Retirement Plan. The Committee met three times during 1999.


HOW WE COMPENSATE DIRECTORS

     Annual Retainer Fee. We compensate directors (except for the Chairman) who are not employees of Koger Equity or our subsidiaries with an annual retainer of $20,000. Effective February 17, 2000, following his retirement as Chief Executive Officer, the Board authorized the payment of an annual retainer of $50,000 to the Chairman of the Board.

     Meeting Fees.  We pay non-employee directors a fee of:

     - $2,000 for attendance at each Board meeting; and

     - $500 for attendance at each committee meeting.

     Expenses and Benefits. We reimburse all directors for travel and other related expenses incurred in attending shareholder, Board and committee meetings.

     Special Fee Paid to a Director. At its meeting held on February 17, 2000, the Board of Directors authorized the payment of $100,000 to D. Pike Aloian, in consideration of extraordinary services he provided to the Company during 1999 as a member of the finance committee of the Board of Directors in connection with transactions considered by the Company.


     Directors who are Koger Equity Employees. We do not compensate our employees for service as a director. We do, however, reimburse them for travel and other related expenses.



     Award of Restricted Shares to Members of the Board of Directors. Effective as of May 1, 1999, each member of the Board of Directors was granted 200 shares of the Company's Common Stock. The Shares were held by the Company until certain vesting restrictions were met. The vesting criteria were the same as that described in note (2) to the Summary Compensation Table on page 14. In January, 2000, the Company determined that the vesting restrictions had been met. As a result, the shares were issued and delivered to the Directors. At December 31, 1999, the Shares were valued at $16.875 per share.


     Stock Options Held by Board Members. Each member of the Board of Directors who is not also an employee of the Company currently holds an option to purchase 4,000 Shares. These options were granted on August 19, 1997 and are fully exercisable at a per share price of $19.8125.


     The Stock Investment Plan. Directors may elect to receive payment of part or all of their monthly retainer in Shares by participating in the Stock Investment Plan. Additional information concerning the Stock Investment Plan is printed on page 18.

                       COMPENSATION OF EXECUTIVE OFFICERS

     The following table shows annual compensation and long-term compensation of the Chief Executive Officer and the other named executive officers whose salary and bonus for the fiscal year ended December 31, 1999, exceeded $100,000. Throughout the remainder of this Proxy Statement, these five persons will be referred to as the "Executive Officers".

SUMMARY COMPENSATION TABLE


                                                                            LONG TERM
                                                                       COMPENSATION AWARDS
                                                                     -----------------------
                                                                                  SECURITIES
                                            ANNUAL COMPENSATION      RESTRICTED   UNDERLYING
                                          -----------------------      STOCK       OPTIONS/     ALL OTHER
                                             SALARY                   AWARD(S)       SARS      COMPENSATION
NAME AND PRINCIPAL POSITION        YEAR      ($)(1)      BONUS($)      ($)(2)       (#)(3)        ($)(4)
---------------------------        ----   ------------   --------    ----------   ----------   ------------
Victor A. Hughes, Jr. ...........  1999     $315,000     $156,058(5)  $67,500           --      $   10,026(6)
  Chairman of the Board and        1998      308,750      156,058          --      180,000          10,711
  Chief Executive Officer          1997      268,750      275,770          --           --       2,237,714
James C. Teagle..................  1999     $241,500     $104,645(5)  $67,500           --      $    8,441(6)
  President and Chief              1998      236,708      104,645          --      100,000           8,850
  Operating Officer                1997      198,780      204,423          --           --           8,800
David B. Hiley...................  1999     $200,000     $103,846(5)  $67,500           --      $   18,256(6)(7)
  Executive Vice President and     1998      150,000      102,855          --      125,000          46,536
  Chief Financial Officer          1997           --           --          --        4,000          40,690
W. Lawrence Jenkins..............  1999     $136,708     $ 54,798(5)  $13,500           --      $    7,790(6)
  Vice President and               1998      129,893       27,599          --       20,000           7,867
  Corporate Secretary              1997      120,833       41,467          --           --           6,518
Robert N. Bridger................  1999     $158,617     $ 88,550(5)  $13,500           --      $    9,919(6)
  Senior Vice President/           1998      152,917       47,044          --       20,000          96,039
  Development                      1997      130,833       44,784          --           --         126,102


---------------

(1) Includes an amount of salary paid by KRSI for the 1999 salary of Mr. Hughes, $82,673; Mr. Teagle, $84,468; Mr. Hiley, $53,325; Mr. Jenkins, $36,492; and
    Mr. Bridger, $26,250.

(2) Effective May 1, 1999, the Compensation Committee of the Board of Directors authorized the issuance of Restricted Shares to certain Executive Officers as described below:

                                                              NUMBER OF
                                                              RESTRICTED
EXECUTIVE OFFICER                                               SHARES
-----------------                                             ----------
Victor A. Hughes, Jr........................................    4,000
James C. Teagle.............................................    4,000
David B. Hiley..............................................    4,000
Robert N. Bridger...........................................      800
W. Lawrence Jenkins.........................................      800

     The shares were held by the Company until the following vesting restrictions were met:

        - 100% vesting if the Company obtained a per Share increase in funds from operations of 10.6% for the year ended December 31, 1999, over the prior year.

        - 50% vesting if the Company obtained a per Share increase in funds from operations of 8%, but less than 10.6%, for the year ended December 31, 1999, over the prior year, with the remainder forfeited.

     In January, 2000, the Company determined that the funds from operations for 1999 was $2.32 per Share, an 11.5% increase over $2.08 per Share for the prior year. As a result, the above Shares were released and delivered to each person named above. As of December 31, 1999, the Shares were valued at $16.875 per share.

    There were no restricted stock awards or long-term incentive plan payouts for 1998 or 1997.

(3) There were no options granted to the CEO and the other Executive Officers during the fiscal year ended December 31, 1999.

    For information concerning the number and market value of Shares subject to the Company's stock option plans as to the Executive Officers, reference is made to the "Option/SAR Exercises and Year-End Values" table and the notes thereto.

(4) Includes the taxable portion of certain excess life insurance premiums (as defined by the Internal Revenue Code) paid by the Company on behalf of each qualifying employee, including the Executive Officers (the "Life Insurance Premiums") and 401(k) Plan contributions, each of which were Company benefits which did not discriminate in scope, terms or operation in favor of the Executive Officers and were available generally to all salaried employees of the Company.

(5) Includes a cash bonus which was earned for calendar year 1999, but was paid in 2000: as to Mr. Hughes, $150,000; as to Mr. Hiley, $100,000; as to Mr. Teagle, $100,000; as to Mr. Jenkins, $52,125; and as to Mr. Bridger, $85,450.

(6) For 1999, includes a matching contribution in the form of Shares made by the Company to the account of each qualifying employee, including each Executive Officer, under the 401(k) Plan, which contribution was equal to 50% of such employee's contributions to his or her account under the 401(k) Plan, subject to a maximum employee contribution of 6% of eligible compensation, and was based on the market value of the Shares on December 31, 1999, which was $16.875 per Share (the "401(k) Contribution").

     - As to Mr. Hughes, for 1999, includes Life Insurance Premiums in the amount of $4,771, and a 401(k) Contribution in the amount of $4,800.

     - As to Mr. Teagle, for 1999 includes Life Insurance Premiums in the amount of $3,186, and a 401(k) Contribution in the amount of $4,800.

     - As to Mr. Hiley, for 1999, includes Life Insurance Premiums in the amount of $4,941, and a 401(k) Contribution in the amount of $4,800.

     - As to Mr. Jenkins, for 1999 includes Life Insurance Premiums in the amount of $2,535, and a 401(k) Contribution in the amount of $4,800.

     - As to Mr. Bridger, for 1999, includes Life Insurance Premiums in the amount of $ 4,664, and a 401(k) Contribution in the amount of $4,800.

(7) In 1999, the Company paid relocation expenses to Mr. Hiley totaling $32,240 for the period April 1, 1998, through March 31,1999, of which $8,060 was allocated to 1999 compensation and $24,180 was allocated to 1998 compensation.

OPTION GRANTED DURING 1999

     There were no options granted to the CEO or any other Executive Officers during the fiscal year ended December 31, 1999. The Company has no outstanding stock appreciation rights.

AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION

     The table below provides the following information: (1) the aggregate number of options exercised and the value realized by the Executive Officers during the year ended December 31, 1999, and (2) the aggregate number of options and the value of the in-the-money options in each case held by the Executive Officer as of December 31, 1999. The Company has no outstanding stock appreciation rights. In the event of a change of control (as defined in the option agreements), all stock options become vested.

       AGGREGATED OPTION EXERCISES DURING 1999 AND YEAR-END OPTION VALUES

                                                                           NUMBER OF
                                                                          SECURITIES
                                                                          UNDERLYING        VALUE OF UNEXERCISED
                                                                          UNEXERCISED           IN THE MONEY
                                                                        OPTIONS/SARS AT         OPTIONS/SARS
                                                                      FISCAL YEAR-END (#)   AT FISCAL YEAR-END($)
                             SHARES ACQUIRED ON   VALUE REALIZED($)      EXERCISABLE/           EXERCISABLE/
           NAME                 EXERCISE (#)             (1)             UNEXERCISABLE        UNEXERCISABLE(2)
           ----              ------------------   -----------------   -------------------   ---------------------
Victor A. Hughes, Jr.......        66,666                -0-             93,333/120,000       $ 50,001/$   -0-
James C. Teagle............           -0-                -0-            170,000/ 80,000       $820,781/$   -0-
David B. Hiley.............           -0-                -0-             45,667/ 83,333       $    -0-/$   -0-
W. Lawrence Jenkins........           -0-                -0-             48,647/ 27,000       $279,917/$16,500
Robert N. Bridger..........           -0-                -0-             32,819/ 27,000       $133,659/$16,500

---------------

(1) This valuation represents the difference between $16.875, the closing price of the Koger Equity common stock on the American Stock Exchange on December 31, 1999, and the exercise price of the stock options. "In-the-money" stock options are options for which the exercise price is less than the market price of the underlying stock on a particular date.
(2) The value reported herein is based on a per Share price of $16.875, which is the closing price of the Shares on December 31, 1999, as reported on the American Stock Exchange.

     Effective March 9, 2000, the Shares ceased being traded on the American Stock Exchange and began being traded on the New York Stock Exchange.

LONG-TERM INCENTIVE PLAN AWARDS

     The Company made no long-term incentive plan awards to any Executive Officer during the fiscal year ended December 31, 1999.

EXECUTIVE EMPLOYMENT AND RETIREMENT AGREEMENTS

     On June 21, 1996, the Company entered into three-year employment agreements with both Messrs. Hughes and Teagle. Effective April 1, 1998, the Company entered into new employment agreements with these executives. Also, effective April 1, 1998, Mr. Hiley, a Director of the Company, was engaged as the Company's Executive Vice President and Chief Financial Officer. In this connection, the Company entered into a three-year employment agreement with Mr. Hiley commencing April 1, 1998.

     Effective February 29, 2000, Messrs. Hughes and Hiley retired from their respective positions as Chairman of the Board and Chief Executive Officer and Executive Vice President and Chief Financial Officer. At that time the Company entered into severance agreements with Messrs. Hughes, Teagle and Hiley. Pursuant to these agreements, Mr. Hughes was paid a lump sum severance benefit of $1,617,361 and Mr. Hiley was paid a lump sum severance benefit of $911,538. Under Mr. Teagle's severance agreement, in the event his employment as President is terminated during the remaining term of his employment contract, at his option or at the Company's option, or at the end of his employment contract, which runs through March 31, 2001, Mr. Teagle will receive a lump sum severance benefit of $1,207,158. Messrs. Hughes and Hiley, and Mr. Teagle after the termination of his employment, (1) will continue to participate in the Company's medical insurance arrangements for employees, (2) are deemed to have satisfied the vesting requirements for benefits under the Supplemental Executive Retirement Plan for Executives of Koger Equity, Inc. (the "SERP"), and (3) are vested in all stock options which will continue to be exercisable for their original term. Messrs. Hughes, Teagle and Hiley continue to serve on the Board.

     On February 17, 2000, Thomas J. Crocker was elected to the Company's Board of Directors, and effective March 1, 2000, he was appointed the Company's Chief Executive Officer. Also, effective March 1, 2000, Robert E. Onisko was appointed the Company's Chief Financial Officer.

THE SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

     The SERP generally provides a gross benefit for life to Messrs. Hughes and Teagle equal to 50% of final three-year average annual base salary, and a gross benefit for life to Mr. Hiley equal to 35% of final three-year average annual base salary, with the surviving spouse of these three Executive Officers receiving a lifetime benefit of 50% of the Executive Officer's benefit. The SERP provides a gross benefit for 15 years certain to the other Executive Officers (reduced in any case in which such Executive Officer has less than 20 years of service) equal to 50% of final three-year average annual base salary. The benefits will be reduced by:

          (i) 50% of social security benefits received by the applicable Executive Officer and

          (ii) the annuitized equivalent of profit sharing contributions made by the Company to the account of such Executive Officer under the 401(k) Plan.

At retirement, benefits under the SERP are paid in annuity form.

     With their retirements on February 29, 2000, Mr. Hughes commenced receiving an annual benefit under the SERP of $134,739, and Mr. Hiley commenced receiving an annual benefit under the SERP of $60,250.

     The SERP also provides Messrs. Hughes, Teagle and Hiley and their spouses with lifetime medical coverage (which is intended to be roughly equivalent to that provided by the Company for certain Executive Officers).

     Benefits under the SERP generally vest only if the applicable Executive Officer remains in the Company's employ for a period ranging from two to five years after commencement of his participation in the SERP (depending upon such Executive Officer's age at the commencement of his participation in the SERP). However, if a change of control of the Company (as defined in the SERP) occurs and a covered Executive Officer leaves the employ of the Company under certain circumstances, then (a) in the case of Mr. Teagle, he would be entitled to his benefits, commencing immediately and without regard to the vesting requirement, and (b) in the case of each other covered Executive Officer, such Executive Officer, at his option, would be entitled to: (i) continue to receive his or her base salary for a period of 18 months, or (ii) immediately become fully vested in his or her retirement benefits, receive one year of annual base salary, in lump sum payment, and continue to be provided all medical and other insurance benefits for one year following termination.

     The table below illustrates the annual pension benefits payable to executive officers under the SERP. Since benefits shown in the table reflect a straight life form of annuity benefit, if payment is made in the form of a joint and survivor annuity, the annual amounts of benefit could be substantially below those illustrated.

                               PENSION PLAN TABLE

                                                                YEARS OF SERVICE
                                              ----------------------------------------------------
FINAL AVERAGE ANNUAL REMUNERATION                15         20         25         30         35
---------------------------------             --------   --------   --------   --------   --------
    $125,000................................  $ 46,875   $ 62,500   $ 62,500   $ 62,500   $ 62,500
     150,000................................    56,250     75,000     75,000     75,000     75,000
     175,000................................    65,625     87,500     87,500     87,500     87,500
     200,000................................   100,000    100,000    100,000    100,000    100,000
     225,000................................   112,500    112,500    112,500    112,500    112,500
     250,000................................   125,000    125,000    125,000    125,000    125,000
     300,000................................   150,000    150,000    150,000    150,000    150,000
     350,000................................   175,000    175,000    175,000    175,000    175,000

     The compensation base used by the SERP is average base salary for the final three years of employment. As of December 31, 1999, the base salary and estimated years of service credit for each Executive Officer is listed below:

Mr. Bridger.................................................  $161,200    37 years
Mr. Hiley...................................................  $200,000    21 months
Mr. Hughes..................................................  $315,000    17 years
Mr. Jenkins.................................................  $139,000    29 years
Mr. Teagle..................................................  $241,500    27 years

STOCK INVESTMENT PLAN

     The Company has a Stock Investment Plan (the "SIP") pursuant to which participating employees and directors of the Company may purchase Shares. Under the SIP, the Company is authorized to purchase up to an aggregate of 200,000 Shares on behalf of such participating employees and directors. Each participating employee pays for his or her Shares pursuant to a monthly payroll deduction plan established by the participating employee, and each participating director pays for his Shares pursuant to a deduction from such director's retainer.

     Under the SIP, the Company contributes a portion of the purchase price of such Shares, which contribution equals the following percentage of the total monthly deduction from such employee's pay or such director's retainer:

     - 25% of each monthly deduction less than or equal to $50;

     - 20% of each monthly deduction greater than $50 but less than or equal to $100; and

     - 15% of each monthly deduction greater than $100 but less than or equal to $1,700.

     The Company also pays all commissions and related expenses of the SIP. The Company's contribution and expenses incurred in administering the SIP totaled approximately $54,700 for the year ended December 31, 1999.

     During 1999, the Company paid the following amounts on behalf of the following directors:

STOCK INVESTMENT PLAN

                                                                COMPANY
DIRECTOR NAME                                                 CONTRIBUTION
-------------                                                 ------------
D. Pike Aloian..............................................    $ 3,090
Benjamin C. Bishop, Jr......................................      3,090
Thomas J. Crocker...........................................        -0-
David B. Hiley..............................................        -0-
Victor A. Hughes, Jr........................................        -0-
John R. S. Jacobsson........................................      3,090
Lee S. Neibart..............................................      3,090
George F. Staudter..........................................      3,090
James C. Teagle.............................................        -0-
                                                                -------
          Total Company Contribution on behalf of
            Directors.......................................    $15,450
                                                                =======

                   REPORT ON EXECUTIVE COMPENSATION FOR 1999
                         BY THE COMPENSATION COMMITTEE

     The Compensation Committee of the Board administers Koger Equity's executive compensation program. The members of the Committee were independent non-employee, non-affiliated directors. The Committee has furnished the following report on executive compensation for 1999:

EXECUTIVE COMPENSATION PHILOSOPHY



     The Compensation Committee is responsible for setting the total compensation of the Chairman of the Board and Chief Executive Officer (the "CEO"), the President and Chief Operating Officer (the "COO"), and the Executive Vice President and Chief Financial Officer (the "CFO"). It also reviews the compensation, including year-end bonuses, proposed by management for other Executive Officers of the Company. The Compensation Committee is also responsible for:


          (i) making grants under the Company's stock option and other incentive plans,

          (ii) making contributions, subject to approval by the Board of Directors, under the 401(k) Plan and any other plan or plans as may be determined by the Board of Directors, and

          (iii) approving participation in the Supplemental Executive Retirement Plan.

     The Committee has designed Koger Equity's executive compensation program to support what we believe to be an appropriate relationship between executive pay and the creation of shareholder value. To emphasize equity incentives, we link a significant portion of executive compensation to the market performance of the Koger Equity common stock. The objectives of our program are:

     - To support a pay-for-performance policy among all executives based on both their individual performance and the performance of Koger Equity;

     - To align the interests of executives with the long-term interests of shareholders through awards whose value over time depends upon the market value of Koger Equity's common stock;

     - To provide compensation comparable to that offered by other leading companies in our industry, enabling Koger Equity to compete for and retain talented executives who are critical to our long-term success; and

     - To motivate key executives to achieve strategic business initiatives and to reward them for their achievement.

     We compensate our executives through base salary, bonus paid in cash (or a combination of cash and shares or restricted stock awards), and long-term incentive awards (usually grants of stock options).

     We also provide our executives with employee benefits, such as retirement and health benefits. Koger Equity has entered into employment agreements and/or change of control agreements with certain of our executive officers to provide for certain payments and other benefits if they are terminated following a change in control of Koger Equity.

GENERAL

     The Committee annually reviews the base salaries of our executives to determine if adjustments are appropriate to ensure that their salaries are competitive and that they reflect the executive's increased responsibilities as Koger Equity grows.

     In determining the compensation paid to the Executive Officers in 1999, the Compensation Committee took into consideration a number of factors, including among others, the following:

          (i) increase in shareholder value;

          (ii) the improvement in the Company's operations, including increases in rental revenues and lease terms; and

          (iii) the continued implementation of an active and aggressive, yet prudent, development and acquisition program.

     During 1999, the Company accomplished the following:

          (i) The overall percent leased rate of its buildings increased from 90% at December 31, 1998, to 93% at December 31, 1999.

          (ii) Its average rental rate per square foot increased from $15.82 to $16.79, or 6.1% over the prior year.

          (iii) Its rental and other rental services revenues increased from $133,663,000 to $156,153,000, or 16.8% over the prior year.

          (iv) Funds From Operations increased 15.1%, to $65 million.

          (v) Dividends paid increased 18.2%, to $1.30 per diluted share.

          (vi) The Company increased its term loan from an insurance company by $45 million at an annual interest rate of 7.1%. The Company continues to maintain a $150 million revolving credit facility.

          (vii) Koger Equity completed construction of six new buildings containing approximately 628,300 square feet and finalized the purchase of four buildings containing approximately 508,600 square feet.

          (viii) Consistent with its policy of recycling capital by disposing of assets which no longer fit its portfolio standards, the Company sold two of its oldest office centers, reducing the number of its operating properties to 218 buildings from 251 and reducing the size of its portfolio by approximately 300,000 square feet.

          (ix) At December 31, 1999, the Company had six new office buildings under construction on some of its existing land, which buildings will contain approximately 579,200 square feet.

     While the Compensation Committee considered all of these accomplishments and although the Committee has from time to time reviewed the executive compensation levels of other real estate investment trusts and referred to other available information concerning the salaries of executive officers in peer group companies, it did not, and has not as yet, set any specific criteria in arriving at any particular Executive Officer's compensation. Therefore, the Compensation Committee made a subjective determination in setting the compensation of the CEO, the COO and the CFO.

     In arriving at the compensation paid Victor A. Hughes, Jr., the CEO, during 1999, the Compensation Committee considered the outstanding performance of the Company under his leadership as CEO, as well as his experience in corporate finance.

BASE SALARIES OF THE EXECUTIVES

     The Committee accepted Mr. Hughes's recommendation to increase the base salaries of only certain of Koger Equity's executives. The Committee notes, however, that while it increased the salaries of certain of our executives (excluding the CEO) for 1999, the base salaries of our executives still approximate the median for salaries of executives in the Comparison Group.

BASE SALARY OF THE CHIEF EXECUTIVE OFFICER

     Upon the recommendation of Mr. Hughes, the Committee did not increase the base salary of Mr. Hughes in 1999; it remained at $315,000 for the year.

BONUS COMPENSATION FOR 1999

     General. The total amount of bonus compensation that the Committee paid executives was based upon Koger Equity's success in certain performance categories that we had identified at the beginning of 1999. The categories were:


     - an increase of funds from operations per share, and


     - total return to shareholders.

BONUS COMPENSATION FOR EXECUTIVES OFFICERS

     The Committee awarded bonus compensation for 1999 to each executive based on the executive's scope of responsibility, and the specific contributions made by the executive to Koger Equity's performance overall and to the performance within the executive's area of responsibility. We also considered the Chief Executive Officer's recommendations.

BONUS COMPENSATION FOR THE CHIEF EXECUTIVE OFFICER

     For 1999, the Committee determined that Mr. Hughes' contributions to Koger Equity's performance warranted a bonus of $150,000, payable in cash on February 17, 2000, the date the bonus was granted.

LONG-TERM INCENTIVE AWARDS IN 1999

     We provide long-term incentive awards for executives by granting stock options. The Committee believes that the granting of stock options helps align the interests of its top executives with shareholders because these executives receive value only if the market value of the common stock increases.

CONCLUSION

     The Compensation Committee believes that the compensation packages of the Company's Executive Officers have been generally commensurate with the Company's financial performance and the total value received by its shareholders. The Compensation Committee intends to continue the review of Executive Officers' compensation with the assistance of an outside compensation consultant and will make such modifications in its approach to executive compensation as it determines to be appropriate in light of the Company's financial condition, the performance of its officers and peer group analysis.

     This report has been furnished by the Compensation Committee.

                                  D. Pike Aloian
                                  John R. S. Jacobsson
                                  George F. Staudter, Chairman

                  SHAREHOLDER RETURN PERFORMANCE PRESENTATION

     The line graph below sets forth the cumulative total shareholder return on the Shares as compared with the cumulative total return of each of the American Stock Exchange Market Value Index and the NAREIT Total Return Index, in each case (i) on an annual basis for the period commencing December 31, 1994 and ending December 31, 1999 and (ii) assuming that $100 was invested on December 31, 1994 and that all dividends were reinvested.

                                                           KE                         AMEX                       NAREIT
                                                           --                         ----                       ------
1994                                                       100                         100                         100
1995                                                       147                         129                         118
1996                                                       259                         131                         161
1997                                                       308                         163                         191
1998                                                       255                         174                         155
1999                                                       272                         224                         145


     The Company has used a different industry group for compensation comparisons from that used for its shareholder return performance presentation.

                     CERTAIN RELATIONSHIPS AND TRANSACTIONS

     In 1995 certain entities which are wholly owned subsidiaries of a co-mingled pension trust for which Morgan Guaranty Trust Company of New York is the Trustee and J. P. Morgan Investment Management, Inc. is the investment manager (the "Morgan Entities"), acquired certain properties from the Company and from a partnership of which a subsidiary of the Company was the corporate general partner. In connection with this acquisition the Morgan Entities entered into a Management Agreement with Koger Realty Services, Inc., a Delaware corporation ("KRSI"), in which the Company has a significant economic interest, pursuant to which KRSI will manage such properties for a five-year period, subject to renewal on July 31, 2000.

     KRSI was incorporated to provide, among other things, leasing and property management services to owners of commercial office buildings. The Company owns all of the preferred stock of KRSI, which currently represents in excess of 95% (by value) of the economic benefits of KRSI. Such preferred stock is nonvoting stock and is not convertible into the common stock of KRSI while held by the Company. All of the outstanding common stock of KRSI was acquired by officers and employees of KRSI, including: Victor A. Hughes, Jr., James C. Teagle, W. Lawrence Jenkins, and James L. Stephens, all of whom are officers of the Company, and certain other employees of KRSI who are not employed by the Company. In the event that any of the forgoing persons leave the employ of KRSI, KRSI has the right to reacquire any Shares of common stock of KRSI held by such officer or employee. In addition to serving as officers of KRSI, Messrs. Hughes, Teagle, Hiley and Jenkins comprise the Board of Directors of KRSI.

     The Company accounts for its investment in the preferred stock of KRSI using the equity method. During 1999, KRSI earned approximately $5.3 million in management fees from the Morgan Entities and other entities for which it performs services.

     Messrs. Neibart and Jacobsson, Directors of the Company, are partners of Apollo Real Estate Advisors II, L. P., which is the general partner of Apollo Real Estate Investment Fund II, L. P. ("Apollo") which owned at December 31, 1999, 5,733,771 Shares or 21.4% of the Koger Equity common stock. Pursuant to agreements between the Company and Apollo, Apollo has been granted registration rights and a conditional exemption from certain of the Company's takeover defenses so long as Apollo does not acquire more than 25% of the Company's outstanding stock.

                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     During the year ended December 31, 1999, the Company engaged Deloitte & Touche LLP to provide certain audit services. The services included the audit of the annual financial statements, a review of the quarterly data furnished by the Company to the SEC for the quarters ended March 31, June 30, and September 30, 1999, services performed in connection with filing of this Proxy Statement and the Annual Report on Form 10-K by the Company with the SEC, attendance at meetings with the Audit Committee and consultation on matters relating to accounting, tax and financial reporting. The Audit Committee approved all services performed by Deloitte & Touche LLP in advance of their performance. Deloitte & Touche LLP has acted as independent certified public accountants for the Company since its organization on June 21, 1988. Neither Deloitte & Touche LLP nor any of its associates have any relationship to the Company or any of its subsidiaries except in its capacity as auditors.

     It is expected that representatives of the independent public accountants will attend the Annual Meeting and be available to respond to appropriate questions and be permitted to make a statement concerning the Company should they desire.

     As of the date hereof, the Board of Directors has not selected independent public accountants to audit the books and accounts of the Company for the fiscal year ending December 31, 2000. It is anticipated that auditors will be selected later in the fiscal year.

                                 OTHER BUSINESS

     It is not anticipated that there will be presented to the Annual Meeting any business other than the election of directors and the approval of the amendments to the Company's Articles of Incorporation and its 1998 Equity and Cash Incentive Plan. At the time this Proxy Statement went to press, we knew of no other matters to be acted on at the Annual Meeting, other than those discussed in this Proxy Statement. If any other business should properly come before the Annual Meeting or any adjournment thereof, the persons named on the enclosed proxy will have discretionary authority to vote such proxy in accordance with their best judgement.

               STOCKHOLDER PROPOSALS AND NOMINATIONS TO THE BOARD

     If a shareholder intends to present a proposal for action at the 2001 Annual Meeting and wishes to have such proposal considered for inclusion in the Company's proxy materials in reliance on Rule 14a-8 under the Securities Exchange Act of 1934, the proposal must be submitted in writing and received by the Company by December 19, 2001. Such proposals must also meet the other requirements of the rules of the Securities and Exchange Commission relating to shareholders' proposals.

     The Bylaws of the Company establish an advance notice procedure with regard to certain matters, including shareholder proposals and nominations of individuals for election to the Board of Directors. In general, notice of a shareholder proposal or a director nomination for a shareholders meeting must be received by the Company not less than 70 days, nor more than 90 days before the date of the annual meeting and must contain specified information and conform to certain requirements, as set forth in the Bylaws. If the presiding officer at any shareholders' meeting determines that a shareholder proposal or director nomination was not made in accordance with the Bylaws, the Company may disregard such proposal or nomination.

     In addition, if a shareholder submits a proposal outside of Rule 14a-8 for the 2001 Annual Meeting, and the proposal fails to comply with the advance notice procedure prescribed by the Bylaws, then the Company's proxy may confer discretionary authority on the persons who have been appointed as proxies on behalf of management to vote on the proposal. Proposals and nominations should be addressed to the Corporate Secretary of the Company, W. Lawrence Jenkins, Koger Equity, Inc., Post Office Box 58120, Jacksonville, Florida 32241-8120.

                                    GENERAL

     The Company will bear the costs of solicitation of proxies. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegram by directors, officers and employees of the Company, and no additional compensation will be paid to such individuals. The Company also has retained Morrow & Co., Inc., 445 Park Avenue, New York, New York 10022 to solicit proxies by mail, personal interview, telephone, or telegraph, for which service the Company anticipates a cost not in excess of $5,000 plus reasonable out-of-pocket expenses. Arrangements may also be made with the stock transfer agent and with brokerage houses and other custodians, nominees, and fiduciaries who are record holders of Shares for the forwarding of solicitation material to the beneficial owners of Shares. The Company will, upon the request of any such entity, pay such entity's reasonable expenses for completing the mailing of such material to such beneficial owners.

     Consistent with state law and pursuant to the Company's Bylaws, a majority of the Shares entitled to vote on a particular matter, present in person or represented by proxy, constitutes a quorum as to such matter.

     The Company's Annual Report to Shareholders for the fiscal year ended December 31, 1999, which contains financial statements and other information, is being mailed to shareholders with this Proxy Statement, but it is not to be regarded as proxy soliciting material.

     AN ADDITIONAL COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FILED WITH THE SEC MAY BE OBTAINED, WITHOUT CHARGE, BY ANY SHAREHOLDER UPON WRITTEN REQUEST TO THE CORPORATE SECRETARY, KOGER EQUITY, INC., POST OFFICE BOX 58120, JACKSONVILLE, FLORIDA 32241; PROVIDED HOWEVER, THAT A COPY OF THE EXHIBITS TO SUCH ANNUAL REPORT ON FORM 10-K FOR WHICH THERE MAY BE A REASONABLE CHARGE, WILL NOT BE SUPPLIED TO SUCH SHAREHOLDER UNLESS SPECIFICALLY REQUESTED.

                                                                       EXHIBIT A

                               KOGER EQUITY, INC.

                      1998 EQUITY AND CASH INCENTIVE PLAN,
                            AS AMENDED AND RESTATED


     The 1998 Equity and Cash Incentive Plan of Koger Equity, Inc. (the "Company") was originally adopted on May 10, 1998, by the Company's Board of Directors, subject to shareholder approval, which was obtained on May 19, 1998. This Plan originally provided for the issuance of up to 1,000,000 shares of the Company's Common Stock, par value $.01 per share ("Stock") pursuant to awards made under the Plan. This Amendment permits the issuance of an additional 1,000,000 shares of Stock for awards under the Plan. The Plan also provided for the payment of Performance Awards based on Performance Goals. This Amendment also extends by two years the date by which re-approval by shareholders is required for performance based awards.


1. PURPOSE

     The purpose of this Equity and Cash Incentive Plan, as Amended and Restated, (the "Plan") is to advance the interests of the Company and its subsidiaries by enhancing their ability to attract and retain employees and other persons or entities who are in a position to make significant contributions to the success of the Company and its subsidiaries through ownership of shares of Stock and cash incentives.

     The Plan is intended to accomplish these goals by enabling the Company to grant Awards in the form of Options, Stock Appreciation Rights, Restricted Stock or Unrestricted Stock Awards, Deferred Stock Awards or Performance Awards in Stock, cash or both, Loans or Supplemental Grants, or combinations thereof, (the "Award(s)") all as more fully described below.

2. ADMINISTRATION

     Unless otherwise determined by the Board of Directors of the Company (the "Board"), the Plan will be administered by a Committee of the Board designated for such purpose (the "Committee"). The Committee shall consist of at least two directors. A majority of the members of the Committee shall constitute a quorum, and all determinations of the Committee shall be made by a majority of its members. Any determination of the Committee under the Plan may be made without notice or meeting of the Committee by a writing signed by a majority of the Committee members. During such times as the Company's Common Stock is registered under the Securities Exchange Act of 1934 (the "1934 Act"), at least two members of the Committee shall be "non-employee directors" within the meaning of Rule 16b-3 promulgated under the 1934 Act and "outside directors" within the meaning of Section 162(m)(4)(C)(I) of the Internal Revenue Code of 1986, as amended (the "Code").

     The Committee will have authority, not inconsistent with the express provisions of the Plan and in addition to other authority granted under the Plan, to (a) grant Awards at such time or times as it may choose; (b) determine the size of each Award, including the number of shares of Stock subject to the Award; (c) determine the type or types of each Award; (d) determine the terms and conditions of each Award; (e) waive compliance by a holder of an Award with any obligations to be performed by such holder under an Award and waive any terms or conditions of an Award; (f) amend or cancel an existing Award in whole or in part (and if an Award is canceled, grant another Award in its place on such terms and conditions as the Committee shall specify), except that the Committee may not, without the consent of the holder of an Award, take any action under this clause with respect to such Award if such action would adversely affect the rights of such holder; (g) prescribe the form or forms of instruments that are required or deemed appropriate under the Plan, including any written notices and elections required of Participants (as defined below), and change such forms from time to time; (h) adopt, amend and rescind rules and regulations for the administration of the Plan; and (i) interpret the Plan and decide any questions and settle all controversies and disputes that may arise in connection with the Plan. Such determinations and actions of the Committee, and all other determinations and actions of the Committee made or taken under authority granted by any provision of the Plan, will be conclusive and will bind all parties. Nothing in this paragraph shall be construed as limiting the power of the Committee to make adjustments under Section 8.6.

3. EFFECTIVE DATE AND TERM OF PLAN

     The Plan will become effective on the date on which it is approved by the stockholders of the Company. Awards may be made prior to such stockholder approval if made subject thereto. No Award may be granted under the Plan after May 19, 2008, but Awards previously granted may extend beyond that date.

4. SHARES SUBJECT TO THE PLAN

     Subject to adjustment as provided in Section 8.6, the aggregate number of shares of Stock that have been, or may be, delivered under the Plan are 2,000,000. If any Award requiring exercise by the Participant for delivery of Stock terminates without having been exercised in full, or if any Award payable in Stock or cash is satisfied in cash rather than Stock, the number of shares of Stock as to which such Award was not exercised or for which cash was substituted will be available for future grants.

     Subject to Section 8.6(a), the maximum number of shares of Stock as to which Options or Stock Appreciation Rights may be granted to any Participant in any one calendar year is 250,000, which limitation shall be construed and applied consistently with the rules under Section 162(m) of the Code.

     Stock delivered under the Plan may be either authorized but unissued Stock or previously issued Stock acquired by the Company and held in treasury. No fractional shares of Stock will be delivered under the Plan.

5. ELIGIBILITY AND PARTICIPATION

     Each employee of the Company or any of its subsidiaries (an "Employee") and each other person or entity (including without limitation non-Employee directors of the Company or a subsidiary of the Company) who, in the opinion of the Committee, is in a position to make a significant contribution to the success of the Company or its subsidiaries will be eligible to receive Awards under the Plan (each such Employee, person or entity receiving an Award, a "Participant"). A "subsidiary" for purposes of the Plan will be a corporation in which the Company owns, directly or indirectly, stock possessing 50% or more of the total combined voting power of all classes of stock.

6. TYPES OF AWARDS

     6.1. Options

     (a) Nature of Options. An Option is an Award giving the recipient the right, on exercise thereof, to purchase Stock.

     Both "incentive stock options," as defined in Section 422(b) of the Code (any Option intended to qualify as an incentive stock option being hereinafter referred to as an "ISO"), and Options that are not ISOs, may be granted under the Plan. ISOs shall be awarded only to Employees. An Option awarded under the Plan shall be a non-ISO unless it is expressly designated as an ISO at time of grant.

     (b) Exercise Price. The exercise price of an Option will be determined by the Committee subject to the following:

          (1) The exercise price of an ISO or an Option intended to qualify as performance based compensation under Section 162(m) of the Code shall not be less than 100% of the fair market value of the Stock subject to the Option, determined as of the time the Option is granted.

          (2) In no case may the exercise price paid for Stock which is part of an original issue of authorized Stock be less than the par value per share of the Stock.

     (c) Duration of Options. The latest date on which an Option may be exercised will be the tenth anniversary of the day immediately preceding the date the Option was granted, or such earlier date as may have been specified by the Committee at the time the Option was granted.

     (d) Exercise of Options. An Option will become exercisable at such time or times, and on such conditions, as the Committee may specify. The Committee may at any time and from time to time accelerate the time at which all or any part of the Option may be exercised. Any exercise of an Option must be in writing, signed by the proper person and delivered or mailed to the Company, accompanied by (1) any documents required by the Committee and (2) payment in full in accordance with paragraph (e) below for the number of shares for which the Option is exercised.

     (e) Payment for Stock. Stock purchased on exercise of an Option must be paid for as follows: (1) in cash or by check (acceptable to the Company in accordance with guidelines established for this purpose), bank draft or money order payable to the order of the Company or (2) if so permitted by the Committee at or after the grant of the Option or by the instrument evidencing the Option, (i) through the delivery of shares of Stock which have been held for at least six months (unless the Committee approves a shorter period) and which have a fair market value equal to the exercise price, (ii) by delivery of an unconditional and irrevocable undertaking by a broker, bank or other financial institution, acceptable to the Company, to deliver promptly to the Company sufficient funds to pay the exercise price, or (iii) by any combination of the foregoing permissible forms of payment.

     (f) Discretionary Payments. If (i) the market price of shares of Stock subject to an Option (other than an Option which is in tandem with a Stock Appreciation Right as described in Section 6.2) exceeds the exercise price of the Option at the time of its exercise, and (ii) the person exercising the Option so requests the Committee in writing, the Committee may in its sole discretion cancel the Option and cause the Company to pay in cash or in shares of Stock (at a price per share equal to the fair market value per share) to the person exercising the Option an amount equal to the difference between the fair market value of the Stock which would have been purchased pursuant to the exercise (determined on the date the Option is canceled) and the aggregate exercise price which would have been paid.

     6.2. Stock Appreciation Rights.

     (a) Nature of Stock Appreciation Rights. A Stock Appreciation Right (or "SAR") is an Award entitling the holder, on exercise, to receive an amount in cash or Stock or a combination thereof (such form to be determined by the Committee) determined in whole or in part by reference to appreciation, from and after the date of grant, in the fair market value of a share of Stock. SARs may be based solely on appreciation in the fair market value of Stock or on a comparison of such appreciation with some other measure of market growth such as (but not limited to) appreciation in a recognized market index. The date as of which such appreciation or other measure is determined shall be the exercise date unless another date is specified by the Committee.

     (b) Grant of Stock Appreciation Rights. SARs may be granted in tandem with, or independently of, Options granted under the Plan.

          (1) Rules Applicable to Tandem Awards. When SARs are granted in tandem with Options, (a) the SAR will be exercisable only at such time or times, and to the extent, that the related Option is exercisable and will be exercisable in accordance with the procedure required for exercise of the related Option; (b) the SAR will terminate and no longer be exercisable upon the termination or exercise of the related Option, except that a SAR granted with respect to less than the full number of shares covered by an Option will not be reduced until the number of shares as to which the related Option has been exercised or has terminated exceeds the number of shares not covered by the SAR; (c) the Option will terminate and no longer be exercisable upon the exercise of the related SAR; and (d) the SAR will be transferable only with the related Option.

          (2) Exercise of Independent SARs. A SAR not granted in tandem with an Option will become exercisable at such time or times, and on such conditions, as the Committee may specify. The Committee may at any time accelerate the time at which all or any part of the SAR may be exercised.

     Any exercise of an independent SAR must be in writing, signed by the proper person and delivered or mailed to the Company, accompanied by any other documents required by the Committee.

     6.3. Restricted and Unrestricted Stock.

     (a) Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Committee may grant shares of Stock in such amounts and upon such terms and conditions as the Committee shall determine subject to the restrictions described below ("Restricted Stock").

     (b) Restricted Stock Agreement. The Committee may require, as a condition to an Award, that a recipient of a Restricted Stock Award enter into a Restricted Stock Award Agreement, setting forth the terms and conditions of the Award. In lieu of a Restricted Stock Award Agreement, the Committee may provide the terms and conditions of an Award in a notice to the Participant of the Award, on the Stock certificate representing the Restricted Stock, in the resolution approving the Award, or in such other manner as it deems appropriate.

     (c) Transferability and Other Restrictions. Except as otherwise provided in this Section 6.3, the shares of Restricted Stock granted herein may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable period or periods established by the Committee and the satisfaction of any other conditions or restrictions established by the Committee (such period during which a share of Restricted Stock is subject to such restrictions and conditions is referred to as the "Restricted Period"). Except as the Committee may otherwise determine under Section 7.1, if a Participant suffers a Termination of Service (as defined at Section 7.1) for any reason during the Restricted Period, the Company may purchase the shares of Restricted Stock subject to such restrictions and conditions for the amount of cash paid by the Participant for such shares; provided, that if no cash was paid by the Participant such shares of Restricted Stock shall be automatically forfeited to the Company.

     During the Restricted Period with respect to any shares of Restricted Stock, the Company shall have the right to retain in the Company's possession the certificate or certificates representing such shares.

     (d) Removal of Restrictions. Except as otherwise provided in this Section 6.3, a share of Restricted Stock covered by a Restricted Stock grant shall become freely transferable by the Participant upon completion of the Restricted Period, including the passage of any applicable period of time and satisfaction of any conditions to vesting. The Committee, in its sole discretion, shall have the right at any time immediately to waive all or any part of the restrictions and conditions with regard to all or any part of the shares held by any Participant.

     (e) Voting Rights, Dividends and Other Distributions. During the Restricted Period, Participants holding shares of Restricted Stock granted hereunder may exercise full voting rights and shall receive all regular cash dividends paid with respect to such shares. Except as the Committee shall otherwise determine, any other cash dividends and other distributions paid to Participants with respect to shares of Restricted Stock, including any dividends and distributions paid in shares, shall be subject to the same restrictions and conditions as the shares of Restricted Stock with respect to which they were paid.

     (f) Other Awards Settled with Restricted Stock. The Committee may, at the time any Award described in this Section 6 is granted, provide that any or all the Stock delivered pursuant to the Award will be Restricted Stock.

     (g) Unrestricted Stock. Subject to the terms and provisions of the Plan, the Committee may grant shares of Stock free of restrictions under the Plan in such amounts and upon such terms and conditions as the Committee shall determine.

     (h) Notice of Section 83(b) Election. Any Participant making an election under Section 83(b) of the Code with respect to Restricted Stock must provide a copy thereof to the Company within 10 days of filing such election with the Internal Revenue Service.

     6.4. Deferred Stock.

     A Deferred Stock Award entitles the recipient to receive shares of Stock to be delivered in the future. Delivery of the Stock will take place at such time or times, and on such conditions, as the Committee may specify. The Committee may at any time accelerate the time at which delivery of all or any part of the Stock will take place. At the time any Award described in this Section 6.4 is granted, the Committee may provide that, at the time Stock would otherwise be delivered pursuant to the Award, the Participant will instead receive an instrument evidencing the Participant's right to future delivery of Deferred Stock.

     6.5. Performance Awards; Performance Goals.

     (a) Nature of Performance Awards. A Performance Award entitles the recipient to receive, without payment, an amount in cash or Stock or a combination thereof (such form to be determined by the Committee) following the attainment of Performance Goals (as hereinafter defined). Performance Goals may be related to personal performance, corporate performance, departmental performance or any other category of performance established by the Committee. The Committee will determine the Performance Goals, the period or periods during which performance is to be measured and all other terms and conditions applicable to the Award.

     (b) Other Awards Subject to Performance Condition. The Committee may, at the time any Award described in this Section 6.5 is granted, impose the condition (in addition to any conditions specified or authorized in this Section 6 or any other provision of the Plan) that Performance Goals be met prior to the Participant's realization of any payment or benefit under the Award. Any such Award made subject to the achievement of Performance Goals (other than an Option or SAR) shall be treated as a Performance Award for purposes of Section 6.5(c) below.


     (c) Limitations and Special Rules. In the case of any Performance Award intended to qualify for the performance-based remuneration exception described in Section 162(m)(4)(C) of the Code and the regulations thereunder (an "Exempt Award"), the Committee shall in writing preestablish specific Performance Goals. A Performance Goal must be established prior to passage of 25% of the period of time over which attainment of such goal is to be measured. "Performance Goal" means criteria based upon any one or more of the following (on a consolidated, divisional, subsidiary, line of business or geographical basis or in combinations thereof): (i) sales; revenues; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation or amortization, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital or assets; inventory level or turns; one or more operating ratios; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; stock price; stockholder return; or any combination of the foregoing; or (ii) acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; recapitalizations, restructurings, financings (issuance of debt or equity) and refinancings; transactions that would constitute a Change of Control; or any combination of the foregoing. A Performance Goal and targets with respect thereto determined by the Committee need not be based upon an increase, a positive or improved result or avoidance of loss. The maximum Exempt Award payable to any Participant in respect of any such Performance Goal for any year shall not exceed $2,500,000. Payment of Exempt Awards based upon a Performance Goal for calendar years 2006 and thereafter is conditioned upon reapproval by Company's shareholders no later than Employer's first meeting of shareholders in 2005.


     6.6. LOANS AND SUPPLEMENTAL GRANTS.

     (a) Loans. The Company may make a loan to a Participant ("Loan"), either on the date of or after the grant of any Award to the Participant. A Loan may be made either in connection with the purchase of Stock under the Award or with the payment of any Federal, state and local income tax with respect to income recognized as a result of the Award. The Committee will have full authority to decide whether to make a Loan and to determine the amount, terms and conditions of the Loan, including the interest rate (which may be zero), whether the Loan is to be secured or unsecured or with or without recourse against the borrower, the terms on which the Loan is to be repaid and the conditions, if any, under which it may be forgiven. However, no Loan may have a term (including extensions) exceeding ten years in duration.

     (b) Supplemental Grants. In connection with any Award, the Committee may at the time such Award is made or at a later date, provide for and grant a cash award to the Participant ("Supplemental Grant") not to exceed an amount equal to
(1) the amount of any federal, state and local income tax on ordinary income for which the Participant may be liable with respect to the Award, determined by assuming taxation at the highest marginal rate, plus (2) an additional amount on a grossed-up basis intended to make the Participant whole on an after-tax basis after discharging all the Participant's income tax liabilities arising from all payments under this Section 6. Any payments under this subsection (b) will be made at the time the Participant incurs Federal income tax liability with respect to the Award.

7. EVENTS AFFECTING OUTSTANDING AWARDS

     7.1. Termination of Service.

     If a Participant who is an Employee ceases to be an Employee, or if there is a termination of the consulting, service or similar relationship in respect of which a non-Employee Participant was granted an Award hereunder (such termination of the employment or other relationship to be referred to as a "Termination of Service"), except as otherwise provided by the Committee with respect to an Award, the following will apply:

     (a) Options and SARs.

          (1) All Options and SARs held by the Participant immediately prior to the Termination of Service may be exercised as follows:

             (i) If the Termination of Service is on account of the Participant's death, such Awards may be fully exercised without regard to vesting requirements by the Participant's executor, administrator or personal representative or the person or persons to whom the Option or Right is transferred by will or the applicable laws of descent and distribution, at any time within the one year period ending with the first anniversary of the Participant's death, and shall thereupon terminate.

             (ii) If Termination of Service is on account of retirement due to disability, as determined by the Company's Employee Policy Manual, such Award may be immediately fully exercised in accordance with the original terms of the Award, except there shall be no vesting requirements.

             (iii) If the Termination of Service is on account of the Participant's retirement as determined by the Company's Employee Policy Manual other than as the result of disability, as described above, such Awards may be exercised by the Participant at any time in accordance with the original terms of the Award.

             (iv) If the Termination of Service is for any other reason, such Awards may be exercised, to the extent exercisable, by the Participant at any time within the three-month period following the Termination, and shall thereupon terminate, unless the Award provides by its terms for immediate termination of the Award in the event of such a Termination of Service or unless the Termination of Service results from a discharge for cause that, in the opinion of the Committee, casts such discredit on the Participant as to justify immediate termination of the Award.

          (2) In no event, however, shall an Option or SAR remain exercisable beyond the latest date on which it could have been exercised without regard to this Section 7.

          (3) Options and SARs held by a Participant immediately prior to the Termination of Service that are not then exercisable shall terminate upon the Termination of Service.

     (b) Restricted Stock. Restricted Stock held by the Participant must be transferred to the Company (and, in the event the certificates representing such Restricted Stock are held by the Company, such Restricted Stock will be so transferred without any further action by the Participant) in accordance with
Section 6.3(c).

     (c) Deferred Stock and Performance Awards. Any payment or benefit under a Deferred Stock Award, Performance Award or Supplemental Grant to which the Participant was not irrevocably entitled prior to the Termination of Service will be forfeited and the Award canceled upon the Termination of Service.

     (d) Special Circumstances. In the case of a Participant who is an Employee, a Termination of Service shall not be deemed to have resulted by reason of (i) a sick leave or other bona fide leave of absence approved in accordance with the Company's Employee Policy Manual, or (ii) a transfer of employment between the Company and a subsidiary or between subsidiaries, or to the employment of a corporation (or a parent or subsidiary corporation of such corporation) issuing or assuming an option in a transaction to which Section 424(a) of the Code applies.

     7.2. Change of Control Provisions.

     (a) Effect of Change of Control. Notwithstanding any other provision of the Plan to the contrary, except as otherwise explicitly provided by the Committee in writing with respect to a particular Award at the time the Award is granted, in the event of a Change of Control:

          (1) Acceleration of Awards. As of the date on which such Change of Control is determined to have occurred, (i) Options and SARs that are outstanding and that are not then exercisable shall become exercisable to the full extent of the original grants; (ii) shares of Restricted Stock that are not otherwise vested shall vest (and any Stock to be delivered under any other Award as Restricted Stock shall upon delivery be unrestricted); (iii) holders of Performance Awards granted hereunder as to which the relevant performance period has not ended shall be entitled at the time of the Change of Control to receive a cash payment per Performance Award equal to the full value of the cash component of such Award (if any) plus the fair market value of any Stock included in such Award; (iv) any Deferred Stock that has been awarded but not delivered shall be delivered immediately; (v) any Supplemental Grant that has been awarded but not paid shall be paid immediately; and (vi) any Loan containing a provision for forgiveness shall be forgiven immediately, and any other Loan may, at the discretion of the Committee, be forgiven regardless of the original conditions of the Loan.

          (2) Termination of Awards in Certain Transactions. If, as part of, or in connection with, the Change of Control, there occurs a merger or consolidation in which the Company is not the surviving corporation or which results in the acquisition of substantially all the Company's outstanding stock by a person, entity or group of persons and/or entities acting in concert or there is a dissolution or liquidation of the Company, Awards payable in Stock that are not cashed out or otherwise disposed of in or prior to the transaction will terminate.

          (3) Restriction on Termination of Awards Due to Termination of Employment. Awards that remain outstanding after a Change of Control shall not be terminated as a result of a Termination of Service, other than by reason of death, and shall continue to be exercisable in accordance with their original terms.

          (4) Restriction on Amendment. In connection with or following a Change of Control, neither the Committee nor the Board may impose additional conditions upon exercise or otherwise amend or restrict an Award, or amend the terms of the Plan in any manner adverse to the holder thereof, without the written consent of such holder.

     Notwithstanding the foregoing, if any right granted pursuant to this
Section 7.2 would make a Change of Control transaction ineligible for pooling of interests accounting under applicable accounting principles that but for this
Section 7.2 would otherwise be eligible for such accounting treatment, the Committee shall have the authority to substitute stock for the cash which would otherwise be payable pursuant to this Section 7.2 having a fair market value equal to such cash.

     (b) Definition of Change of Control. A "Change of Control" shall be deemed to have occurred if and when:

          (1) The Company ceases to be a publicly owned corporation having at least 500 stockholders; or

          (2) There occurs any event or series of events that would be required to be reported as a change of control in response to Item 1(a) on a Form 8-K filed by the Company under the 1934 Act or in any other filing by the Company with the Securities and Exchange Commission unless the person ("Person"), as that term is defined or used in Section 13(d) or 14(d)(2) of the 1934 Act, acquiring control is an affiliate of the Company as of the date the Plan is approved by stockholders of the Company; or

          (3) The Company executes an agreement of acquisition, merger, or consolidation which contemplates that after the effective date provided for in the agreement all or substantially all of the business and/or assets of the Company will be controlled by another Person; provided, however, for purposes of this subparagraph (3) that (i) if such an agreement requires as a condition precedent approval by the Company's shareholders of the agreement or transaction, a Change of Control shall not be deemed to have taken place unless and until such approval is secured and, (ii) if the voting shareholders of such other Person shall, immediately after such effective date, be substantially the same as the voting shareholders of the Company immediately prior to such effective date, the execution of such agreement shall not, by itself, constitute a "Change of Control"; or

          (4) Any Person (other than the Company, a majority-owned subsidiary of the Company, an employee benefit plan maintained by the Company or a majority-owned subsidiary of the Company) becomes the beneficial owner, directly or indirectly (either as a result of the acquisition of securities or as the result of an arrangement or understanding, including the holding of proxies, with or among security holders), of securities of the Company representing more than 25% of the votes that could then be cast in an election for members of the Board unless within 15 days of being advised that such ownership level has been reached, the Company's board of directors adopts a resolution approving the acquisition of that level of securities ownership by such Person; or

          (5) During any period of 24 consecutive months, commencing after the date this Plan is approved by stockholders of the Company, individuals who at the beginning of such 24-month period were directors of the Company shall cease to constitute at least a majority of the Board, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two thirds of (i) the directors then in office who were directors at the beginning of the 24-month period, or (ii) the directors specified in clause
     (i) plus directors whose election has been so approved by directors specified in clause (i).

8. GENERAL PROVISIONS

     8.1. Documentation of Awards.

     Awards will be evidenced by such written instruments, if any, as may be prescribed by the Committee from time to time. Such instruments may be in the form of agreements to be executed by both the Participant and the Company, or certificates, letters or similar instruments, which need not be executed by the Participant but acceptance of which will evidence agreement to the terms thereof.

     8.2. Rights as a Stockholder, Dividend Equivalents.

     Except as specifically provided by the Plan, the receipt of an Award will not give a Participant rights as a stockholder; the Participant will obtain such rights, subject to any limitations imposed by the Plan or the instrument evidencing the Award, only upon the issuance of Stock. However, the Committee may, on such conditions as it deems appropriate, provide that a Participant will receive a benefit in lieu of cash dividends that would have been payable on any or all Stock subject to the Participant's Award had such Stock been outstanding. Without limitation, the Committee may provide for payment to the Participant of amounts representing such dividends, either currently or in the future, or for the investment of such amounts on behalf of the Participant.

     8.3. Conditions on Delivery of Stock.

     The Company will not be obligated to deliver any shares of Stock pursuant to the Plan or to remove restriction from shares previously delivered under the Plan (a) until all conditions of the Award have been satisfied or removed, (b) until, in the opinion of the Company's counsel, all applicable federal and state laws and regulation have been complied with, (c) if the outstanding Stock is at the time listed on any stock exchange or The NASDAQ National Market, until the shares to be delivered have been listed or authorized to be listed on such exchange or market and the Company has received official notice of the listing of such shares, and (d) until all other legal matters in connection with the issuance and delivery of such shares have been approved by the Company's counsel. If a sale of Stock which is required to be registered under the Securities Act of 1933, as amended, has not been so registered, the Company may require, as a condition to exercise of the Award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of such Act and may require that the certificates evidencing such Stock bear an appropriate legend restricting transfer.

     If an Award is exercised by the Participant's legal representative, the Company will be under no obligation to deliver Stock pursuant to such exercise until the Company is satisfied as to the authority of such representative.

     8.4. Tax Withholding.

     The Company will withhold from any cash payment made pursuant to an Award an amount sufficient to satisfy all federal, state and local withholding tax requirements (the "withholding requirements").

     In the case of an Award pursuant to which Stock may be delivered, the Committee will have the right to require that the Participant or other appropriate person remit to the Company an amount sufficient to satisfy the withholding requirements, or make other arrangements satisfactory to the Committee with regard to such requirements, prior to the delivery of any Stock or removal of restrictions thereon. If and to the extent that such withholding is required, the Committee may permit the Participant or such other person to elect at such time and in such manner as the Committee provides to have the Company hold back from the shares to be delivered, or to deliver to the Company, Stock having a value calculated to satisfy the withholding requirement. The Committee may make such share withholding mandatory with respect to any Award at the time such Award is made to a Participant.

     If at the time an ISO is exercised the Committee determines that the Company could be liable for withholding requirements with respect to the exercise or with respect to a disposition of the Stock received upon exercise, the Committee may require as a condition of exercise that the person exercising the ISO agree (a) to provide for withholding under the preceding paragraph of this Section 8.4, if the Committee determines that a withholding responsibility may arise in connection with such exercise, (b) to inform the Company promptly of any disposition (within the meaning of section 424(c) of the Code) of Stock received upon exercise, and (c) to give such security as the Committee deems adequate to meet the potential liability of the Company for the withholding requirements and to augment such security from time to time in any amount reasonably deemed necessary by the Committee to preserve the adequacy of such security.

     8.5. Transferability of Awards.

     Unless otherwise permitted by the Committee, no Award (other than an Award in the form of an outright transfer of cash or Unrestricted Stock) may be transferred other than by will or by the laws of descent and distribution.

     8.6. Adjustments in the Event of Certain Transactions.

          (a) In the event of a stock dividend, stock split or combination of shares, recapitalization or other change in the Company's capitalization, or other distribution to holders of Stock other than normal cash dividends, after the effective date of the Plan, the Committee will make any appropriate adjustments to the maximum number of shares that may be delivered under the Plan under the first paragraph of Section 4 above and to the limits described in the second paragraph of Section 4 and in Section 6.5(c).

          (b) In any event referred to in paragraph (a), the Committee will also make any appropriate adjustments to the number and kind of shares of Stock or securities subject to Awards then outstanding or subsequently granted, any exercise prices relating to Awards and any other provision of Awards affected by such change. The Committee may also make such adjustments to take into account material changes in law or in accounting practices or principles, mergers, consolidations, acquisitions, dispositions or similar corporate transactions, or any other event, if it is determined by the Committee that adjustments are appropriate to avoid distortion in the operation of the Plan; provided, that adjustments pursuant to this sentence shall not be made to the extent it would cause any Award intended to be exempt under Section 162(m)(4)(c) of the Code to fail to be so exempt.

          (c) In the case of ISOs, the adjustments described in (a) and (b) will be made only to the extent consistent with continued qualification of the Option under Section 422 of the Code (in the case of an ISO) or Section 162(m) of the Code.

     8.7. Employment Rights, Etc.

     Neither the adoption of the Plan nor the grant of Awards will confer upon any person any right to continued retention by the Company or any subsidiary as an Employee or otherwise, or affect in any way the right of the Company or subsidiary to terminate an employment, service or similar relationship at any time. Except as specifically provided by the Committee in any particular case, the loss of existing or potential profit in Awards granted under the Plan will not constitute an element of damages in the event of termination of an employment, service or similar relationship even if the termination is in violation of an obligation of the Company to the Participant.

     8.8. Deferral of Payments.

     The Committee may agree at any time, upon request of the Participant, to defer the date on which any payment under an Award will be made.

     8.9. Past Services as Consideration.

     Where a Participant purchases Stock under an Award for a price equal to the par value of the Stock, the Committee may determine that such price has been satisfied by past services rendered by the Participant.

     9. Effect, Amendment and Termination

     Neither adoption of the Plan nor the grant of Awards to a Participant will affect the Company's right to grant to such Participant awards that are not subject to the Plan, to issue to such Participant Stock as a bonus or otherwise, or to adopt other plans or arrangements under which Stock may be issued to Employees.

     The Committee may at any time or times amend the Plan or any outstanding Award for any purpose which may at the time be permitted by law, or may at any time terminate the Plan as to any further grants of Awards, provided that (except to the extent expressly required or permitted by the Plan) no such amendment will, without the approval of the stockholders of the Company, effectuate a change for which stockholder approval is required in order for the Plan to continue to qualify for the award of ISOs under Section 422 of the Code or for the award of performance-based compensation under Section 162(m) of the Code.

EDGAR Version of the Koger Equity, Inc. 1999 Annual Report

Cover: Photograph of a Painting: The Art and Soul of Koger.
A celebration of Koger's growth expressed in a colorful, light-dappled buildingscape. 48"x72" acrylic collage on canvas by Beau Redmond, St. Augustine, Florida 1998.

TABLE OF CONTENTS

Photograph of the Chisholm Building, San Antonio Texas

 2       Financial Highlights
 4       Message to Our Shareholders
 9       1999 Accomplishments
12       Operations Management - The Koger Way
14       Koger Centers
17       Form 10-K/A

FINANCIAL HIGHLIGHTS

The following selected financial data sets forth certain financial information of Koger Equity, Inc. as of and for each of the five years in the period ended December 31, 1999 (In thousands except per share and property data).

Income Information                                         1999           1998         1997          1996          1995(1)
                                                        ---------     ---------     ---------     ---------       ---------
Rental revenues and other rental services               $ 156,153     $ 133,663     $ 109,501     $  98,805       $  95,443
Total revenues                                          $ 160,093     $ 138,082     $ 113,989     $ 104,072       $ 125,750
Property operations expense                             $  60,582     $  53,719     $  44,453     $  41,597       $  40,830
Depreciation and amortization                           $  32,314     $  28,381     $  24,073     $  21,127       $  19,102
Mortgage and loan interest                              $  21,893     $  16,616     $  16,517     $  18,701       $  23,708
Net income                                              $  36,586     $  29,602     $  21,204     $  10,501       $  28,990
Earnings per share - basic                              $    1.37     $    1.13     $    0.99     $    0.57       $    1.64
                     diluted                            $    1.35     $    1.10     $    0.94     $    0.54       $    1.61
Dividends declared per common share                     $    1.35     $    1.15     $    0.55     $    0.05              --
Weighted average shares outstanding - basic                26,689        26,294        21,374        18,523          17,724
                                      diluted              27,019        26,901        22,495        19,500          18,011
Balance Sheet Information                                  1999          1998          1997          1996            1995
                                                        ---------     ---------     ---------     ---------       ---------
Operating properties (before depreciation)              $ 927,523     $ 872,183     $ 681,249     $ 582,972       $ 571,313
Total assets                                            $ 885,739     $ 834,995     $ 656,097     $ 584,666       $ 578,756
Mortgages and loans payable                             $ 351,528     $ 307,903     $ 181,963     $ 203,044       $ 254,909
Total shareholders' equity                              $ 467,826     $ 464,763     $ 444,262     $ 364,135       $ 310,697

Other Information                                          1999          1998          1997          1996          1995(1)
                                                        ---------     ---------     ---------     ---------       ---------
Funds from operations                                   $  65,011     $  56,486     $  42,324     $  33,154       $  36,707
Funds from operations - per diluted share/unit          $    2.32     $    2.08     $    1.88     $    1.70       $    2.04
Closing stock price as reported on AMEX
    at year end                                         $   16.88     $   17.19     $   21.94     $  18.705       $   10.63
Income before interest, income taxes,
    depreciation and amortization                       $  90,980     $  75,555     $  62,729     $  51,144       $  71,866
Number of buildings (at end of period)                        218           251           228           215             216
Percent leased (at end of period)                              93%           90%           92%           92%             91%

(1) Includes $13,066 of interest revenue associated with mortgage notes which the Company acquired during 1995. These mortgage notes were retired during 1995.

Photograph of office building: One Resource Square, Charlotte, North Carolina


Five year graphs illustrating the following information:
Rental and Other Rental Services Revenues (in Million of Dollars)
1999 - $156,153; 1998 - $133,663; 1997 - $109,501; 1996 - $98,805;
1995 - $95,443
Funds from Operations, Per Share *

1999 - $2.32; 1998 - $2.08; 1997 - $1.88; 1996 - $1.70; 1995 - $2.04

For 1995, excludes $0.73 per share of interest revenue

Debt-To-Total-Market Capitalization
1999 - 43%;  1998 39%; 1997 - 25%; 1996 - 34%; 1995 - 57%

Message to our Shareholders

         As 1999 began, we had established our plan to increase long-term shareholder value. The principal priorities were to obtain more critical mass in our existing target markets and enter additional ones where we forecast superior business opportunity, to enhance our operating platform and delivery system across every aspect of our business, to continue to strengthen the balance sheet in order to provide additional financial flexibility for secure future earnings growth, and to deepen the management bench and address the obvious succession issues. During the year, like many other REIT managements, we spent considerable time analyzing the merit of various strategic combinations with other public and private real estate companies, as an alternative, to achieve our goals more rapidly. As a part of this analysis, we also thoroughly explored the alternative of a going-private transaction. In the end, we were convinced that Koger Equity could create higher shareholder value by remaining independent and public. After all, we've had years of experience as a company in our existing markets (an average of 25 years) and our real estate managers, operating as a vertically integrated team, have personally had years of experience working together in these markets. We certainly wanted to be large enough to have a major influence where we compete, but not so large as to lose our advantage as entrepreneurs. How many times did we hear last year what a risk new development would be for office companies, particularly the smaller capitalized REITs operating in the Sunbelt. For Koger Equity, having the in-house development team along with experienced on-site management and leasing professionals executing the suburban office park concept, which we created, has been a distinct advantage. The results of our efforts, as reflected in the portfolio's performance in 1999, are strong evidence of this advantage.

         Consistent with our priority to obtain more critical mass in our existing target markets and enter additional submarkets in growing southeastern cities, over the next several years we expect to execute the sale of certain mature developed office parks, reinvesting the proceeds in development and acquisitions where and when appropriate; pay down short term debt; and as long as there is attractive value in the Company's common stock and it is financially prudent to do so, purchase up to 2.65 million shares, as recently announced.

         In September, we announced the sale for $70 million of two such office parks located in Charlotte and Jacksonville, where we had been successful for many years. The two centers together contained 42 buildings, over 1.2 million rentable feet and a little over five acres of developable land. In November, we acquired four recently constructed and fully leased office buildings containing about 508,600 feet for a purchase price of $64.1 million, with a part of the transaction structured as a tax free exchange to defer gains from the earlier sale. This fine acquisition, the only one in 1999, in combination with the sale, lowered the average age of our portfolio from 17 years to 15 years and added two new growth submarkets to the Company's portfolio: Lake Mary and I-4 in Orlando, two buildings containing a total of 318,000 feet, and the University area of Charlotte near I-85, two buildings containing a total of 190,600 feet, and all with fine new corporate customers. Through this sale and acquisition, we exchanged buildings that were on average 23 years old and leased to 410 tenants for buildings less than two years old with 40 leases in place. Both Orlando and Charlotte are cities in which the Company has a long history and presence. We now have 1.3 million feet in Orlando and 1.1 million feet in Charlotte. We are continuing to reposition the portfolio with newer assets, primarily from internal development, as we negotiate the sale of two other mature centers - Tulsa and El Paso over the first half of the new year. Up to now, the securities markets have made little distinction in valuing a traditional REIT that acquires and manages, and a Koger Equity, that creates new rent streams on a predictable basis with its established and experienced development team. Our Company should be valued as more than just a company that owns and manages property. We will work toward achieving higher market valuations by educating investors that we have a distinct advantage - the ability and talent to create additional value and profit premiums with in-house development. Last year, many viewed development activities as a risk to be avoided. It certainly would have been easier to explain our business plan to the analysts without any development in 1999. Instead, we completed construction on six buildings containing about 628,000 feet in five markets at a cost of almost $52 million, within budget, and meeting or exceeding our lease-up pro formas. At year-end, the buildings were 84 percent leased. We have developed, with our own skilled and dedicated Koger team, almost 80 percent of the Company's existing suburban office portfolio.

Photograph of the Landstar Building, Jacksonville, Florida.

         At the end of 1999, we had six additional buildings containing about 579,000 feet in five markets under construction. Construction costs on these six buildings will total approximately $54 million dollars and they are currently 40 percent leased. We expect all six buildings to be operational during the first two quarters of 2000. Over all, we have not seen the overbuilding in our markets that was predicted at the beginning of 1999. The Atlanta and Austin markets, for example, performed better and absorbed more space than expected. We believe that existing favorable market conditions should continue through the first half of this year. Although new buildings have been recently developed in some of our submarkets, we do not currently see over-supply as a major problem. Recent data indicates that in the current capital-constrained real estate market, new office construction nationwide is down 40 percent from the peak. We will continue to monitor each of our submarkets for new construction and oversupply. At year-end, we had 89 acres of land inventory in eight markets on which to build about 1.3 million feet, to meet the market and our customers' needs.

         Our second priority was to continue to evaluate and enhance the Company's operating platform and product delivery in development, acquisition, asset management, property management, and leasing. Questioning the ways we do business ultimately results in delivering a superior product to our customers and higher shareholder return. Last year we made a major investment as we began a two-year plan to overhaul and strengthen management information systems and training programs for all employees throughout our organization.

         A major element in our business plan was to maximize return on existing inventory, resulting in 1999 net operating income on same store sales increasing
9.7 percent over last year, which was one of the highest increases for any suburban or central business district office REIT. This outstanding same store sales NOI performance, in combination with the successful disposition, acquisition, and development activity across multiple markets, were highlights of the year. Total rental and other rental services revenues increased 16.8 percent, with almost 20 percent of our revenues resulting from development and acquisitions, up from 8 percent in 1998. Rents from development quadrupled to $11.2 million, and acquisition rental revenue more than doubled to over $19 million. We were able to increase the rental rate 13.4 percent per net rentable square foot for renewals and to increase our tenant retention rate to 66 percent. We reduced operating expenses on the portfolio to 38.8 percent of rental revenue. Overall, net income increased 23.6 percent, and funds from operations on a per diluted share/unit basis, increased 11.5 percent, to $2.32 per share for 1999.

         During the third quarter, the Company closed on a $45 million secured term loan with a major insurance company at a fixed rate of 7.10 percent. The proceeds were used to reduce the $150 million secured line of credit with our bank group to an outstanding balance of $94 million at year-end. In the present rising interest rate environment, we are pleased that over two-thirds of our outstanding debt is fixed at an average interest cost of 8.09 percent, with fixed charge coverage excellent at four times. The debt-to-total-market capitalization ratio of the Company was approximately 43 percent at December 31, 1999. We presently own 33 unencumbered buildings containing 2,354,000 feet. Koger Equity's balance sheet is strong, providing financing for the foreseeable future for all likely development projects and with the expected asset sales, through the year 2001.

         The Board of Directors appointed Thomas J. Crocker as CEO and Robert E. Onisko as CFO effective March 1 of this year. These appointments resolve any management succession issue, strengthen our senior executive team and represent an excellent leadership acquisition for the Company. Tom and Bob have worked together since 1984, and have operated both private and public office REITs in many of our southeastern markets. I believe they will provide us with significant experience as we strengthen our management bench for the next decade.

         In 1999, we achieved or surpassed our objectives for the overall business plan, FFO growth, and the operating portfolio. However, we are disappointed with the performance of our common stock and REIT shares in general in the securities market. The total return for Koger Equity was 7.08 percent, compared to the NAREIT office index total return of 4.25 percent, and the total return of the composite REIT index of -6.48 percent. This marked the first year-over-year (1998-1999) negative annual total return for the index since 1973 -- 1974. Net investment flows were overwhelmingly positive for growth stocks, and, in particular, technology and communication stocks, with income/value stocks performing poorly for most of the year. Although investor sentiment has not been this negative for REITs since 1973 -- 1974, we are optimistic about the outlook for the REIT sector , and especially positive about Koger Equity. Total REIT market capitalization is almost $125 billion and industrial/office REITs represent about 30 percent of the total. Koger Equity is one of the smaller office companies, but we expect growing retail and institutional interest in the shares of our company because of our solid real estate fundamentals. We operate in a competitive market place, but we are a mature public business that knows how to compete. We have real estate professionals with years of experience both in their areas of expertise and in working together as a team. We have generated a total return, with dividends reinvested, of over 22 percent annually during these past five years, including the past two difficult ones! During 1999, dividends paid increased to $1.30 per share, an 18 percent increase over the prior year.

         The fundamentals are in place for an excellent year. We are carefully examining new ways and relationships to develop additional income from our franchise, including telecommunications, tenant services, vending, and power deregulation. As we continue to increase rental rates and lease terms, bring renewals up to market rate, and lease our new development, we expect profitability to result in higher dividends in 2000.

         On March 9, 2000, we listed the Company's common shares on the New York Stock Exchange, continuing under the trading symbol "KE." The Board of Directors believes that listing on the NYSE will afford the shareholders a broader market for trading the Company's shares.

         I would like to acknowledge and thank four of our directors who are retiring at the 2000 annual meeting. William Mack, Chris Lantzsch, Irvin Davis, and Seabury Stoneburner have provided sound advice and counsel over these past years, have given freely of their time, and have made significant contributions to the progress of Koger Equity. In the case of Irvin and Seab, this retirement marks a total of 69 years of faithful service as either employees or directors. I would also like to welcome Tom Crocker, our new Chief Executive Officer and Director, and Bob Onisko, our new Chief Financial Officer, and I look forward to working with them in the future as we take Koger Equity to the next level of success.

         It has been my privilege to serve the organization for these past eighteen years - the last nine in senior management, first as Chief Financial Officer, then as Chief Executive Officer. I would like to thank Ira Koger for his invitation to work here with such special people. I would also like to thank Seab Stoneburner for his leadership and guidance during our difficult times and of course, all of our Board of Directors and employees for their support over these past years.

         As a shareholder, I have a mutual interest with each of you in Koger Equity's future. I appreciate your continued confidence and interest in our efforts. We have a strong platform and the commitment to grow our suburban office franchise to higher valuations for all shareholders.

Respectfully,
/s/ Victor A. Hughes, Jr.
Victor A. Hughes, Jr.
Chairman of the Board

Photograph of Victor A. Hughes, Jr., Chairman of the Board

      The foregoing message to the Shareholders contains forward-looking statements concerning 2000. The actual results of operations for 2000 could differ materially from those projected because of factors affecting the financial markets, reactions of the Company's existing and prospective investors, the ability of the Company to identify and execute development projects and acquisition opportunities, the ability of the Company to renew and enter into new leases on favorable terms, and other risk factors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Cautionary Statement Relevant to Forward-Looking Information for Purpose of the `Safe Harbor' Provisions of the Private Securities Litigation Reform Act of 1995" in the Company's Annual Report on Form 10-K/A for the fiscal year ended December 31, 1999.

Photograph of the Carlton Building, Jacksonville, Florida

1999 ACCOMPLISHMENTS

1999 was a very successful year for Koger. Some of the more significant achievements are listed below:

FINANCIAL HIGHLIGHTS

- Total Rental and Other Rental Services Revenues increased 16.8 percent, to $156.2 million.
-        Net Income was up 23.6 percent, to $36.6 million.
-        Earnings per diluted share increased 22.7 percent, to $1.35.
- Funds From Operations per diluted share increased 11.5 percent, to $2.32.
-        Dividends paid per share were up 18 percent, to $1.30.
- At December 31, 1999, the debt-to-total-market capitalization ratio of the Company was approximately 43 percent.

DEVELOPMENT AND ACQUISITION ACTIVITY

The Company completed six buildings during the year containing 628,300 feet in Orlando, Greensboro, San Antonio, El Paso and Jacksonville (2). These buildings were constructed at a cost of approximately $51.8 million (including land but excluding tenant improvement costs) and, at December 31, 1999, were 84 percent leased.

At December 31, 1999, the Company had six buildings containing 579,200 feet under construction in Memphis, Birmingham, Atlanta (2), St. Petersburg and Orlando. The projected construction costs for these buildings, including land but excluding tenant improvement costs, is approximately $53.6 million.

The Company purchased four buildings containing 508,600 feet for $64.1 million during the year. At December 31, 1999, those buildings were 96 percent leased. These purchases included the following:

-        Two buildings containing 190,600 feet in Charlotte, North Carolina.
-        Two buildings containing 318,000 feet in Orlando, Florida.

LEASING ACTIVITY FOR 1999

- At year-end, the office buildings contained 9.8 million net rentable square feet and were approximately 93 percent leased at an average annual rent of $16.79 per net rentable square foot.
- Eighty percent of all space in Koger Centers is leased by national companies and federal and state governments.
- The Company leased approximately 2.2 million feet in 1999, including new leases and renewals. The average rental rate for new leases was $18.36 per net rentable square foot. For renewals, the average rental rate was $17.37 per net rentable square foot, up 13.4 percent over the rate prior to renewal.
- Of the leases which were scheduled to expire during the year, leases were renewed on approximately 66 percent of the net rentable square feet represented by those leases.
- Governmental tenants accounted for 19.3 percent of the Company's leased space at December 31.
- More than 25 years ago, the Koger Organization implemented a national marketing program which focuses on developing strong relationships with national and regional corporations - many of which are Fortune 500 companies, federal and state governmental departments and agencies and other large prospective users of office space. This program has contributed significantly to the success of our marketing efforts.

Major leases completed during the year included:

-        55,300 feet with Aetna Life Insurance Company in San Antonio, Texas.
- 25,000 feet with U. S. Government - Social Security Administration in Orlando, Florida.
-        28,600 feet with State Farm Mutual Auto Insurance in San Antonio,
         Texas.
- 18,500 feet with the State of Florida - Game and Fresh Water Fish Commission in Tallahassee, Florida.
- 18,700 feet with U. S. Government - Alcohol, Tobacco and Firearms in Charlotte, North Carolina.
-        43,900 feet with Zurich Insurance Services, Inc. in Jacksonville,
         Florida.
-        43,700 feet with Blue Cross and Blue Shield of Florida in Jacksonville,
         Florida.
-        36,500 feet with Decisionone Corporation in Tulsa, Oklahoma.
-        35,500 feet with Insurance Management Solutions in St. Petersburg,
         Florida.
-        42,500 feet with Best Software, Inc. in St. Petersburg, Florida.
-        18,900 feet with Harleysville Mutual Insurance in Greensboro, North
         Carolina.
-        18,000 feet with U. S. Government - Internal Revenue Service in St.
         Petersburg, Florida.

GENERAL

Koger Equity, Inc. is a self-administered and self-managed real estate investment trust which owns, operates and manages a portfolio of suburban office buildings primarily located in office centers (the "Koger Centers") in 15 metropolitan areas throughout the southeastern and southwestern United States.

As of December 31, 1999, the Company owned 218 office buildings, of which 214 are in Koger Centers and four are outside Koger Centers but in metropolitan areas where Koger Centers are located.

The General Managers responsible for successfully operating the Koger Centers have been with the Koger Organization an average of 16 years, while our seasoned team of department heads and senior management average 23 years of service with the Company.

Photograph of the DeSoto Building, Jacksonville, Florida

OPERATIONS MANAGEMENT - THE KOGER WAY
It's four o'clock in the morning; the parking lots are empty. But Koger building mechanical systems are coming to life to be ready for the arrival of the first tenants. When they arrive, the building is already at work, providing heat or air conditioning as the outside temperature dictates. Lobby and corridor lights have come on, and security systems are switched to daytime operations. Through the use of computerized heating and air conditioning controls and monitored timing devices, Koger tenants are assured they will arrive to a comfortable work environment.

Architecturally pleasing and functional buildings, a beautifully landscaped campus environment with abundant parking -- these are the things you first notice about a Koger office park. While they are certainly important, there are other things equally as important in a Koger Center. To find those things, you must look into the organization itself.

From the beginning of the suburban office park concept, originated by Koger, the idea was to have on-site management that would provide careful attention to the wants and needs of the tenants occupying our buildings. Today, that concept is still at the heart of our organization.

Koger Centers are more than just bricks and mortar, and Koger is more than just an office park development and leasing company. Much of what we do is client service, day in and day out, at all our centers. Operations management is a big part of our business, and it has a lot to do with our success in maintaining high levels of occupancy along with a strong lease renewal rate.

Photograph Caption: Understanding and even anticipating our clients' needs are the hallmark of tenant support at every Koger property. Our dedicated team of Koger career professionals in Jacksonville, Florida, includes (top photograph) Chuck Diebel, General Manager, Dave Foster, Senior Leasing Manager, (bottom photograph) Steve Hart, Tenant Services Representative.

A focus on customer satisfaction has been part of the Koger tradition for more than 40 years. From the very first Koger Center, established back in 1957, our operating philosophy has always been to provide professional, on-site management service to our tenants. That's why we staff our Center management offices with Koger career employees...and that's why we call our brand of tenant service "The Koger Way."

As evidence of our commitment to service, about seventy percent of all Koger employees are located on-site. That means they are available to respond to our tenants at a moment's notice. They get to know our tenants, and that helps significantly in anticipating how we can best serve them. Also important in ensuring tenant satisfaction is the fact that we can make virtually all property management decisions on-site.

Our uniformed Tenant Service Representatives, Administrative Staff, Operations Supervisors, HVAC Mechanics, Leasing and Property Managers, and General Managers are all on site for one reason -- to provide our tenants with prompt, efficient and professional service. A tenant needs to expand -- our people are there to help them. A lease negotiated -- our leasing managers can work out the details. A wall moved -- we can do that, too. A light is out -- replaced in minutes. Our tenants are our first concern!

After all, sound property management is sound customer service. Our success is based on the Koger staff anticipating the needs of our tenants, and on how well and how quickly those needs are met. At Koger, the formula for lasting property management success is in the capable hands of our on-site professionals - "The Koger Way!"

Photograph Caption: Client knowledge, coupled with a rapid response to every problem or need, is "The Koger Way." (Top photograph) Mike Pye, Tenant Services Supervisor, Jacksonville. (Bottom photograph) Judy Mitchell,
Secretary/Administrative Assistant in Jacksonville, and Laura McLeod, Property Manager.

Map of Southeastern and Southwestern United States showing the locations of the property owned and/or managed by Koger.

KOGER CENTERS

*        Atlanta
         2951 Flowers Road South, #100
         Atlanta, Georgia 30341
         770-458-7231

*        Austin
         3420 Executive Center Drive, #100
         Austin, Texas 78731
         512-345-1893

*        Birmingham
         3800 Colonnade Parkway, #110
         Birmingham, Alabama 35243
         205-969-3030

*        Charlotte
         5445 77 Center Drive, #70
         Charlotte, North Carolina 28217
         704-527-7777

R        Columbia
         201 Executive Center Drive, #100
         Columbia, South Carolina 29210
         803-731-9440

*        El Paso
         444 Executive Center Boulevard, #120
         El Paso, Texas 79902
         915-532-3456

*        Greensboro
         2211 West Meadowview Road, #100
         Greensboro, North Carolina 27407
         336-294-6785

*        Greenville
         150 Executive Center Drive, #100
         Greenville, South Carolina 29615
         864-288-5250

*        Jacksonville
         8875 Liberty Ridge Drive, #100
         Jacksonville, Florida 32256
         904-464-0900

*        Memphis
         65 Germantown Court, #108
         Cordova, Tennessee 38018
         901-757-8118

R        Miami
         8300 Northwest 53rd Street, #100
         Miami, Florida 33166
         305-592-0681

M        Nashville
         278 Franklin Road, #100
         Brentwood, Tennessee 37027
         615-373-2773

R        Norfolk
         6161 Kempsville Circle, #225
         Norfolk, Virginia 23502
         757-461-9477


*        Orlando
         930 Woodcock Road, #127
         Orlando, Florida 32803
         407-894-5851

R        Raleigh
         5540 Centerview Drive, #308
         Raleigh, North Carolina 27606
         919-233-9444

         Richmond
R        West
         1500 Forest Avenue, #100
         Richmond, Virginia 23229
         804-282-5461

         Richmond
*        Paragon Place
         6800 Paragon Place, #226
         Richmond, Virginia 23230
         804-282-1121

*        St. Petersburg
         877 Executive Center Drive West, #100
         St. Petersburg, Florida 33702
         727-576-1400

*        San Antonio
         4538 Centerview Drive, #150
         San Antonio, Texas 78228
         210-736-2494

*        Tallahassee
         1311 Executive Center Drive, #101
         Tallahassee, Florida 32301
         850-877-3151

R        Tampa
         5415 Mariner Street, #103
         Tampa, Florida 33609
         813-286-7921

*        Tulsa
         9726 East 42nd Street, #100
         Tulsa, Oklahoma 74146
         918-628-0810

Corporate Offices
8880 Freedom Crossing Trail
Jacksonville, Florida  32256
904-732-1000
www.koger.com

Map Legend:
*  -  Owned and managed by Koger Equity, Inc.
M  -  Managed by Koger Equity, Inc.
R  -  Managed by Koger Realty Services, Inc.

Full page photograph of the Primera I, Orlando, Florida

The full text of the Koger Equity, Inc. Form 10-K/A

General Information

Executive Officers
         Thomas J. Crocker, Chief Executive Officer
         James C. Teagle, President and Chief Operating Officer
         Robert E. Onisko, Chief Financial Officer

Officers
         Michael F. Beale, Vice President/Real Estate
         Robert N. Bridger, Senior Vice President/Development
         Philip J. Bruce, Vice President/Development
         Bradford A. Chaffin, Vice President/ Third Party Management
         G. Danny Edwards, Treasurer
         Bryan F. Howell, Vice President/Operations
         W. Lawrence Jenkins, Vice President/Administration and Corporate Secretary
         J. Velma Keen, II, Vice President/Division I
         Kenneth D. Lund, Vice President/Division II
         Thomas C. McGeachy, Vice President/Division III
         Mary H. McNeal, Assistant Vice President/Investor Relations Diana R. Payne, Assistant Vice President/Human Resources
         James L. Stephens, Vice President and Chief Accounting Officer James W. Walker, Vice President/Marketing

Board of Directors
         D. Pike Aloian
         Benjamin C. Bishop, Jr.
         Thomas J. Crocker
         Irvin H. Davis
         David B. Hiley
         Victor A. Hughes, Jr.
         John R. S. Jacobsson
         G. Christian Lantzsch
         William L. Mack
         Lee S. Neibart
         George F. Staudter
         S. D. Stoneburner
         James C. Teagle

Counsel
         Ropes & Gray
         Boston, Massachusetts

         Boling & McCart
         Jacksonville, Florida

         Martin, Ade, Birchfield & Mickler, P.A.
         Jacksonville, Florida

Independent Certified Public Accountants
         Deloitte & Touche LLP

Stock Listing
         New York Stock Exchange
         Common Stock Symbol: KE

Common Stock Transfer Agent, Dividend Paying Agent and Registrar
         Norwest Bank Minnesota, N. A.
         Norwest Shareowner Services
         P. O. Box 64854
         St. Paul, Minnesota  55164-0854
         (800) 468-9716 or (651) 450-4064

Dividend Reinvestment Plan
         Stockholders may elect to have dividends automatically reinvested in additional shares of Koger Equity, Inc. common stock. For information about dividend reinvestment, contact Norwest at (800) 468-9716.

Automatic Dividend Deposit
         Stockholders may elect to have dividends automatically deposited into the financial institution of their choice. For information about automatic dividend deposit, contact Norwest at (800) 468-9716.

Koger Equity, Inc.
Corporate Office
Post Office Box 58120(ZIP 32241-8120)
8880 Freedom Crossing Trail
Jacksonville, Florida 32256-8280
(904) 732-1000
Internet address: www.koger.com

FORM OF PROXY CARD

                               KOGER EQUITY, INC.
                         ANNUAL MEETING OF SHAREHOLDERS
                                  May 18, 2000
                                   11:00 a.m.
                           Jacksonville Marriott Hotel
                               4670 Salisbury Road
                              Jacksonville, Florida






[logo]   Koger Equity, Inc.
         8880 Freedom Crossing Trail, Jacksonville, Florida 32256       PROXY

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 18, 2000, or any adjournments thereof.

The shares of stock you hold in your account will be voted as you specify below

If no choice is specified, the proxy will be voted "FOR" Items 1, 2, and 3.

By signing the proxy, you revoke all prior proxies and appoint Victor A. Hughes, Jr., James C. Teagle and W. Lawrence Jenkins, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual meeting and all adjournments.



See reverse for voting instructions

                                                                       Company #
                                                                       Control #
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return it to Koger Equity, Inc., c/o Shareowner Services SM,
P. O. Box 64873, St. Paul, MN 55164-0873.

   The Board of Directors Recommends a Vote FOR Items 1, 2, and 3.

   1.  Election of directors:

          01  D. Pike Aloian                       06  John R. S. Jacobsson     [ ]  Vote FOR all nominees
                                                                                     (except as marked)
          02  Benjamin C. Bishop, Jr.              07  Lee S. Neibart
          03  Thomas C. Crocker                    08  George F. Staudter       [ ] Vote WITHHELD from all
                                                                                    nominees.
          04  David B. Hiley                       09  James C. Teagle
          05  Victor A. Hughes, Jr.

   (Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.

   2. To amend the Koger Equity Articles of                       [ ] For          [ ] Against      [ ] Abstain
   Incorporation

   3. To amend the Koger Equity 1998 Equity and Cash              [ ] For          [ ] Against      [ ] Abstain
   Incentive Plan

   4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

   Address Change?  Mark Box [ ]
   Indicate changes below:                 Date:

                                                              Signature(s) in Box
                                                              Please sign exactly as your name(s) appear on proxy. If
                                                              held in joint tenancy, all persons must sign. Trustees,
                                                              administrators, etc., should include title and authority.
                                                              Corporation should provide full name of corporation and
                                                              title of authorized officer signing the proxy.